Exhibit 99.1

[   ], 2012

Dear Shareholders of Altisource Portfolio Solutions S.A.:

In April 2012, Altisource Portfolio Solutions S.A., which we refer to as Altisource, announced a plan to separate two closely-related development stage companies.  Upon the separation, both companies will become separate public companies.  The enclosed information statement specifically addresses one of the two new companies that will, following the separation from Altisource, conduct its operations as Altisource Asset Management Corporation (“AAMC”).

AAMC will provide asset management and corporate governance services from its headquarters in Frederiksted, St. Croix, in the United States Virgin Islands to Altisource Residential Corporation, a Maryland corporation recently formed to acquire and own single-family rental assets.  AAMC will also invest in and provide similar services to NewSource Title Reinsurance Company Ltd., a title insurance and reinsurance company domiciled in Bermuda that will be formed following the separation.

The separation of AAMC is expected to occur in the fourth quarter of 2012, subject to certain customary closing conditions, by way of a taxable pro rata stock distribution of AAMC common stock to Altisource shareholders. Each Altisource shareholder will receive 1 share of AAMC common stock for every 10 shares of Altisource common stock.

As an Altisource shareholder, you will automatically receive AAMC common stock unless you sell your Altisource shares before the separation date in the “regular way” market as described in the enclosed information statement. If the number of shares of Altisource common stock that you own is not a multiple of 10, you will receive a cash payment in lieu of any fractional share that you otherwise are entitled to receive. The number of shares of Altisource common stock that you currently own will not change as a result of the separation.  You do not need to take any action or pay any consideration to receive the shares of AAMC common stock in the separation.

AAMC intends to apply to have its common stock listed on the [    ] under the symbol “[    ].” The common stock of Altisource will continue to trade on the NASDAQ Global Select Market under the symbol “ASPS.”

The enclosed information statement, which is being mailed to all Altisource shareholders, describes the separation in detail and contains important information about AAMC. We encourage you to carefully read this information statement.

We believe the separation will enable Altisource and AAMC management to maximize the strengths of their respective core businesses.  We are proud of what we have built at Altisource and want to ensure you that we will continue to capitalize on innovative ideas and business opportunities.  This is an exciting time for Altisource and AAMC, and we believe this separation is in the best interest of Altisource shareholders.  We remain committed to working on behalf of you, our shareholders, to build long-term value.

Sincerely,

William B. Shepro
Chief Executive Officer and Director
Altisource Portfolio Solutions S.A.

i

[   ], 2012

Dear Prospective Shareholders of Altisource Asset Management Corporation:

We look forward to welcoming you as a shareholder of Altisource Asset Management Corporation (“AAMC”).  We believe that our independence will allow us to focus on establishing our core business of providing asset management and corporate governance services to Altisource Residential Corporation, a Maryland corporation (“Residential”).  Residential was recently formed to acquire and own single-family rental assets.  We intend to support Residential, and other future customers, in developing and executing their business strategies.

We expect AAMC to become a stand-alone public company on or about [    ], 2012, upon receipt of all required approvals and the satisfaction of any other conditions.  We anticipate that our shares of common stock will be listed on the [    ] under the symbol “[    ].”

I encourage you to learn more about AAMC and the objectives we will pursue as a stand-alone public company by reading the enclosed information statement. It describes the separation in detail, including the conditions to the separation.

We look forward to creating long-term value for you, our shareholders.

Sincerely,

William C. Erbey
Chairman
Altisource Asset Management Corporation

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission.

Subject to Completion, Dated November 1, 2012

INFORMATION STATEMENT RELATING TO THE DISTRIBUTION OF COMMON STOCK OF

ALTISOURCE ASSET MANAGEMENT CORPORATION
by
ALTISOURCE PORTFOLIO SOLUTIONS S.A.
to Shareholders of Altisource Portfolio Solutions S.A.

This information statement is being furnished in connection with the spin-off (the “Spin-Off”) of Altisource Asset Management Corporation (“AAMC”) from Altisource Portfolio Solutions S.A. (“Altisource”) by way of a taxable pro-rata distribution of all of the common stock of AAMC to the Altisource shareholders (the “Distribution”).  We refer to the Spin-Off and the Distribution collectively as the “Separation.”  Immediately after the Separation is completed, AAMC will be a stand-alone public company.

For every 10 shares of Altisource common stock, par value $1.00 per share, which we refer to as Altisource common stock, that you hold as of 5:00 p.m. Eastern Time on [   ], 2012, the record date for the Distribution (the “Record Date”), you will receive 1 share of AAMC common stock, par value $0.01 per share, which we refer to as AAMC common stock or our common stock. We expect Altisource to distribute shares of our common stock to Altisource’s shareholders at 5:00 p.m. Eastern Time on [    ], 2012 (the “Separation Date”). As discussed more fully in this information statement, if you sell shares of Altisource common stock in the “regular way” market, and the sale of the shares settles before the Separation Date, you will be selling your right to receive shares of AAMC common stock in the Separation. For additional information, see “The Separation.”

You will not be required to pay any consideration for the AAMC common stock or to surrender any of your Altisource common stock.  We are not asking you for a proxy and request that you do not send us one.

All of the outstanding shares of our common stock are currently owned by Altisource.  Accordingly, there is no current trading market for our common stock.  We expect, however, that a limited trading market for our common stock, known as a “when-issued” trading market, will develop [    ] days prior to the Separation Date, and we expect that “regular way” trading of our common stock will begin on the first trading day after the Separation Date. We expect the AAMC common stock to be listed on the [    ] under the symbol “[    ].”

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state or territory securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is November 1, 2012.

This information statement was first mailed to Altisource shareholders on or about [   ], 2012.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT ALTISOURCE ASSET MANAGEMENT CORPORATION AND THE SEPARATION	1
SUMMARY	6
RISK FACTORS	11
FORWARD-LOOKING STATEMENTS	25
THE SEPARATION	26
RELATIONSHIP BETWEEN ALTISOURCE AND US FOLLOWING THE SEPARATION	34
DIVIDEND POLICY	36
CAPITALIZATION	37
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	39
BUSINESS	46
MANAGEMENT	52
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	66
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	68
DESCRIPTION OF CAPITAL STOCK	69
CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS	70
INDEMNIFICATION OF DIRECTORS AND OFFICERS	71
WHERE YOU CAN FIND MORE INFORMATION	72
INDEX TO FINANCIAL STATEMENTS	F-1

We are furnishing this information statement solely to provide information to Altisource shareholders who will receive shares of our common stock in the Separation. It is not and should not be construed as an inducement or encouragement to buy or sell any of our securities or any securities of Altisource. This information statement describes our business, the relationship between Altisource and AAMC, and how the Separation affects Altisource and its shareholders, and it also provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common stock that you will receive in the Separation. You should be aware of certain risks relating to the Separation, our business and ownership of our common stock, which are described under the heading “Risk Factors.”

You should not assume that the information contained in this information statement is accurate as of any date other than the date on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information except in the normal course of our public disclosure obligations and practices.

QUESTIONS AND ANSWERS ABOUT ALTISOURCE ASSET MANAGEMENT CORPORATION AND THE SEPARATION

What assets, liabilities and operations will comprise AAMC in connection with the Separation?

In connection with the Separation, we expect to enter into a “Separation Agreement” with Altisource that will contain the key provisions relating to the transaction including identification of the assets to be transferred, and that will describe the material terms of when and how this transfer will occur. We anticipate the only significant assets to be transferred will be cash, property and equipment. We do not anticipate the transfer of significant liabilities, and there are no operations included in the transfer. In addition, we expect to enter into a “Tax Matters Agreement” with Altisource setting out each party’s rights and obligations with respect to Luxembourg and United States (“U.S.”) federal, state, territorial and local taxes for tax periods before the Separation and related matters, certain indemnification rights and obligations with respect to taxes for tax periods before the Separation and for any taxes and associated adverse consequences resulting from the Separation. See “Risk Factors—Risks Related to the Separation,” “Relationship Between Altisource and Us Following the Separation” and “Certain Relationships and Related Party Transactions.”

What will AAMC’s Relationship with Altisource be after the Separation?

In connection with the Separation, we expect to enter into a two year “Support Services Agreement” under which Altisource will provide certain services to us. There are other arrangements between us and Altisource that will continue following the Separation. See “Relationship Between Altisource and Us Following the Separation” for additional details of these agreements.

Although Altisource is a separate company, Altisource and AAMC have the same Chairman, William C. Erbey. Mr. Erbey currently owns [   ]% of Altisource and will own [   ]% of our common stock immediately following the Separation. This arrangement with Altisource may involve, or may appear to involve, conflicts of interest. See “Certain Relationships and Related Party Transactions” and “Risk Factors—Risks related to Conflicts of Interest.”

Do AAMC’s organizational documents contain any anti-takeover provisions?

Our formation and governance documents (including our Articles of Incorporation) and United States Virgin Islands law do not include many of the typical provisions that would be considered to have an anti-takeover effect (e.g., staggered board of directors, poison pill or shareholder rights plan, etc.). However, approximately [   ]% of the voting power of our outstanding voting stock will be held by our directors and executive officers as of the Record Date. This concentration of voting power could encourage or discourage third parties from making proposals involving an acquisition or change in control of AAMC since it could be easier or more difficult for third parties to obtain any requisite shareholder approval for acquisition or change in control.

See “Description of Capital Stock” and “Certain Provisions of our Articles of Incorporation and Bylaws.”

What are the U.S. federal income tax consequences of the Separation?

The Separation will be a taxable distribution for U.S. shareholders for U.S. federal income tax purposes. The taxable distribution will be equal to the fair market value of the AAMC common stock you receive in the Distribution. That amount will be taxable as a dividend to the extent of Altisource’s current and accumulated earnings and profits, calculated under U.S. tax law. If the Distribution is in excess of your allocable share of Altisource’s earnings and profits, it will be treated as a tax-free return of capital to the extent of the tax-basis in your Altisource shares, and then as a capital gain.

What are the U.S. federal withholding tax consequences of the Separation?	The Distribution by Altisource to its shareholders will not be subject to U.S. federal withholding taxes.

What are the Luxembourg income tax consequences of the Separation?

A non-Luxembourg resident holder will not be subject to Luxembourg income taxes on the Distribution received from Altisource unless the shares are attributable to a permanent establishment or a fixed place of business maintained in Luxembourg by such non-Luxembourg shareholder. A Luxembourg resident individual shareholder will be subject to Luxembourg income taxes on dividend income and similar distributions with respect to shares in Altisource. A Luxembourg resident corporation may benefit from the Luxembourg participation exemption with respect to the receipt of the Distribution, if certain conditions are met. See “The Separation—Certain Luxembourg Tax Consequences of the Separation.”

What are the Luxembourg withholding tax consequences of the Separation?	The Distribution by Altisource to its shareholders will not be subject to Luxembourg withholding taxes. See “The Separation—Certain Luxembourg Tax Consequences of the Separation.”

What are the United States Virgin Islands income tax consequences of the Separation?

Non-United States Virgin Islands resident individual U.S. shareholders and Non-United States Virgin Islands resident corporate shareholders will not be subject to United States Virgin Islands income taxes on the Distribution. See “The Separation—Taxation of AAMC Under the United States Virgin Islands and U.S. Tax Laws Subsequent to the Separation.”

What are the United States Virgin Islands withholding tax consequences of the Separation?

U.S. shareholders will not be subject to United States Virgin Islands withholding tax on the Distribution. Corporate U.S. shareholders are exempt from withholding on the Distribution. U.S. shareholders who are U.S. citizens are also not subject to United States Virgin Islands withholding tax on the Distribution. All other U.S. shareholders will not be subject to United States Virgin Islands withholding tax so long as the shareholders’ beneficial owners are U.S. citizens. See “The Separation—Taxation of AAMC Under the United States Virgin Islands and U.S. Tax Laws Subsequent to the Separation.”

Each shareholder is urged to consult a tax advisor as to the specific tax consequences of the Distribution to that shareholder, including the effect of any Luxembourg, United States Virgin Islands, U.S. federal, state, local, or other territorial and foreign tax laws and of changes in applicable tax laws.

What are the risks associated with AAMC and the Separation?	You should review the risks relating to the Separation, our business and ownership of our common stock described in “Risk Factors.”

What will I receive as a result of the Separation?

For every 10 shares of Altisource common stock that you own on the Record Date, you will receive 1 share of AAMC common stock, which is referred to as the “Separation Ratio.” If you would be entitled to a fractional share of AAMC common stock, you will instead receive a cash payment in lieu of the fractional share. See “The Separation—Treatment of Fractional Shares.”

When will the Separation occur?

Altisource currently anticipates completing the Separation at 5:00 p.m. Eastern Time on [   ], 2012, which we refer to as the “Separation Date.” When we refer to the “Separation Date,” we are referring to that date and time.

What is the Record Date for the Separation?

The Record Date is [   ], 2012, and ownership of Altisource common stock is determined as of 5:00 p.m. Eastern Time on that date. When we refer to the “Record Date,” we are referring to that date and time.

Is shareholder approval required for the Separation?

Shareholder approval is not required for the Separation. Subsequent to final approval by the Altisource Board of Directors and regulatory approval, Altisource will distribute its ownership interest in AMMC to its existing shareholders as of the Record Date.

What do I have to do to receive my shares of AAMC common stock?

Nothing. Your shares of AAMC common stock will be either reflected in an account statement that our transfer agent, American Stock Transfer & Trust Company, will send to you shortly after [   ], 2012 or credited to your account with your broker or nominee on or about [   ], 2012.

When will I receive my shares of AAMC common stock?

If you hold your shares of Altisource common stock through your broker or other nominee, you are probably not a shareholder of record, and your receipt of shares of AAMC common stock will depend on your arrangements with the nominee that holds your shares of Altisource common stock for you. Altisource anticipates that brokers and other nominees generally will credit their customers’ accounts with shares of AAMC common stock on or about [   ], 2012, but you should check with your broker or other nominee. See “The Separation—When and How You Will Receive AAMC Common Stock.”

How will shares of AAMC common stock be distributed to me?

Altisource will distribute the shares of AAMC common stock by book entry. If you were a record holder of Altisource common stock on the Record Date, then you will receive from our transfer agent shortly after [   ], 2012 a statement of your book entry account for the shares of AAMC common stock that are distributed to you. You will not receive physical stock certificates for your shares of AAMC common stock. If you were not a record holder of Altisource common stock on the Record Date because your shares are held on your behalf by your broker or other nominee, then your shares of AAMC common stock should be credited to your account with your broker or nominee on or about [   ], 2012.

Will Altisource distribute fractional shares of AAMC common stock?

Fractional shares of AAMC common stock will not be issued in the Separation. If you would be entitled to receive a fractional share in the Separation, then you will instead receive a cash payment in lieu of the fractional share, which such cash payment may be taxable to you. See “The Separation—Treatment of Fractional Shares.”

Will the Separation affect the market price of my shares of Altisource common stock?

Following the Separation, Altisource common stock will continue to be listed and traded on the NASDAQ Global Select Market under the symbol “ASPS.” As a result of the Separation, the trading price of Altisource shares immediately following the Separation may be lower than immediately prior to the Separation.  Until the market has fully analyzed the operations of Altisource without AAMC, the price of Altisource shares may fluctuate significantly. See “The Separation—Listing and Trading of the Shares of AAMC Common Stock.”

Where will my shares of AAMC trade?

We expect that the shares of AAMC common stock will listed on the [    ] under the trading symbol “[    ]” following completion of the Separation. Trading of AAMC common stock will begin on a “when-issued” basis on [   ], 2012.  See “The Separation—Listing and Trading of the Shares of AAMC Common Stock.”

When will I be able to trade shares of AAMC common stock?

Trading of AAMC common stock will begin on a “when-issued” basis on [    ], 2012. “Regular-way” trading will begin on the first trading day after the Separation Date. In the context of a spin-off, when-issued trading refers to securities transactions made on or before the Separation Date and made conditionally because the securities of the distributed entity have not yet been distributed. When-issued trades generally settle within three trading days after the Separation Date. On the first trading day following the Separation Date, all when-issued trading, if any, will end and regular-way trading in shares of Altisource common stock will begin. Regular-way trading refers to trading after the security has been distributed and typically involves a trade that settles on the third full trading day following the date of the transaction. Shares of AAMC common stock generally will be freely tradable after the Separation Date although the share price may be subject to greater trading volatility than Altisource shares historically have experienced. See “The Separation—Listing and Trading of the Shares of AAMC Common Stock.”

What is AAMC’s dividend policy?

We have no current plans to pay dividends.  All decisions regarding the declaration and payment of dividends will be at the discretion of our Board of Directors and will be evaluated from time to time in light of our financial condition, earnings, growth prospects, funding requirements, financing arrangements, applicable law and other factors our Board of Directors deems relevant.

How will AAMC be managed?

After the Separation, AAMC will have an initial Board of Directors consisting of seven directors. William C. Erbey is the Chairman of our Board of Directors. See “Management—Board of Directors and Corporate Governance.”

Our Chief Executive Officer will be Ashish Pandey, currently the Chief Executive Officer of Correspondent One S.A. (“Correspondent One”), a company affiliated with Altisource.  Our Chief Financial Officer will be Rachel M. Ridley.  David P. Durm, currently a Vice President with Altisource, will serve as General Counsel and Secretary. See “Management—Directors and Executive Officers.”

How will existing stock options be treated in the Separation?

Currently, stock options are outstanding under Altisource’s 2009 Equity Incentive Plan and other equity incentive plans.  The exercise price of each outstanding stock option of Altisource will be adjusted to reflect the value of AAMC stock distributed to Altisource shareholders. At the Separation

Date, all holders of Altisource stock options will receive the following:

•      stock options (issued by AAMC) to acquire the number of shares of AAMC common stock equal to the product of (a) the number of Altisource stock options held on the Separation Date and (b) the distribution ratio of 1 share of AAMC common stock for every 10 shares of Altisource common stock and

• an adjusted Altisource stock option, replacing the original Altisource option, for the same number of shares of Altisource common stock with a reduced exercise price per stock option.

We will determine the exercise price of the new AAMC stock option and the adjusted Altisource stock option in a manner so that the intrinsic value of the stock option to its holder will be the same as of the Separation Date.

Do I have appraisal rights in connection with the Separation?	No. Shareholders of Altisource common stock have no appraisal rights in connection with the Separation. See “The Separation—No Appraisal Rights.”

Who is the transfer agent for AAMC’s common stock?

The transfer agent for AAMC’s common stock is American Stock Transfer & Trust Company. You can contact the transfer agent at the following address and telephone number:

American Stock Transfer & Trust Company

59 Maiden Lane

New York, New York 10038

Telephone: 718-921-8200

Fax: 718-259-1144

Please contact the transfer agent with any questions about the Separation or if you need any additional information.

SUMMARY

This summary highlights selected information contained elsewhere in this information statement relating to the separation of AAMC from Altisource and the distribution of AAMC common stock by Altisource to Altisource’s shareholders. This summary may not contain all of the information that is important to you. To better understand the Separation and AAMC, you should carefully read this entire information statement including the risks described in “Risk Factors” and the financial statements and the notes thereto beginning on page F-1.

Except as otherwise indicated or unless the context otherwise requires, “Altisource Asset Management Corporation,” “AAMC,” “we,” “us,” “our” and “the Company” refer to Altisource Asset Management Corporation, a United States Virgin Islands corporation; all references to “Altisource” are to Altisource Portfolio Solutions S.A., a Luxembourg société anonyme and its subsidiaries.

Our Business

We are organized as a United States Virgin Islands corporation and were recently formed by Altisource to provide asset management and corporate governance services (the “Services”) to Altisource Residential Corporation (including Altisource Residential, L.P., its operating partnership through which it will acquire and hold its assets, “Residential”) under a 15-year asset management agreement (the “Residential Asset Management Agreement”).  Residential was recently formed to acquire and own single-family rental assets.  In addition, we intend to make an investment in NewSource Reinsurance Company Ltd., a title insurance and reinsurance company that will be formed following the Separation and domiciled in Bermuda (“NewSource”).

Ours is a capital light strategy with profits available for share repurchases and dividends.  Initially, Residential will be our primary source of revenue and will drive our potential future growth.  The Residential Asset Management Agreement will entitle us to incentive fees that will give us an increasing share of Residential’s cash flow as distributions to its shareholders increase as well as reimbursement for certain overhead and operating expenses.  Accordingly, our operating results will be highly dependent on our ability to help Residential achieve positive operating results.

AAMC’s Business Strategy

Our business strategy is to:

•            assist Residential in generating a growing stream of dividends to Residential’s shareholders, thereby growing our earnings;

•           assist Residential in generating a steady, stable cash flow stream from NewSource’s title insurance and reinsurance business and

•            develop other scalable investment strategies and vehicles by leveraging the expertise of our management team.

Residential’s Business Strategy

Residential’s business strategy is to provide a growing stream of dividends to its shareholders by:

•            Acquiring single-family rental assets at an attractive cost relative to the market for acquiring residential real estate at or following the foreclosure sale (“REO” or “REO Properties”) through the purchase of non-performing loan portfolios.  Residential’s goal will be to capture what it views as the positive arbitrage in today’s market between the price of non-performing loans, adjusted for carrying costs, and the value of the underlying real estate assets when sold as REO and

•            Managing single-family rental assets nationwide at a lower cost than that of its competitors.

To help Residential achieve this strategy, we have leveraged our strategic relationships with Altisource and Ocwen Financial Corporation (“Ocwen”). These relationships will provide Residential with what we believe are two significant competitive advantages.

First, we have arranged for Residential’s 15-year servicing agreement with Ocwen (the “Ocwen Servicing Agreement”), which we expect will enable Residential to obtain single-family rental assets at a discount to the typical REO acquisition price by acquiring sub-performing and non-performing loans.  This arbitrage exists because there are extended timelines, complexities and uncertainties in managing non-performing and sub-performing loans resulting from the loan modification, foreclosure and REO sale processes.  We believe that Ocwen’s extensive mortgage servicing experience will enable Residential to shorten non-performing loan resolution timelines by effectively and efficiently (1) converting a portion of the non-performing loan portfolio to performing status and (2) managing the foreclosure process and timelines with respect to the remainder of the portfolio.

Based on the industry experience of our management team, we believe non-performing loans often sell for as low as 55% of the estimated value of the underlying property securing the loan.  We expect that a portion of the non-performing loans will be returned to performing status primarily through loan modifications.  After the loans are modified, and following a short seasoning period, we expect the borrowers to refinance these loans near the estimated value of the underlying property — generating very attractive returns for Residential.

We expect that, despite efforts to modify or return the mortgage loans to a performing status, a portion of these mortgage loans will enter into foreclosure, ultimately becoming REO that can be converted into single-family rental assets.  Even after considering the foreclosure expenses and the time value of money, Residential should be able to acquire REO through the mortgage loan default process at a discount to the typical REO acquisition price.  Additionally, as Residential intends to retain the majority of the underlying real estate assets, it will avoid some of the typical REO costs (such as real estate brokerage commissions).

Second, we have arranged for Residential’s 15-year Master Services Agreement with Altisource for Altisource to provide construction management, leasing and property management services (the “Altisource Master Services Agreement”).  We believe that Altisource’s real property management experience and centralized vendor management model will allow Residential to operate single-family rental assets at a lower cost than its competitors.  Residential’s goal is to minimize its property management expenses for a single-family rental asset so that those expenses will be similar to that for an apartment unit managed by a multi-family REIT.  Further, because of Altisource’s distributed vendor model, Residential can acquire assets without regard to their location or density.  This allows Residential to competitively bid on large sub-performing or non-performing mortgage portfolios with assets dispersed throughout the United States.  Altisource has extensive property management operational experience, managing and maintaining over 90,000 REO Properties for others over the last three years, which represents approximately $9 billion of estimated value in such properties.

While the Ocwen Servicing Agreement and Altisource Master Services Agreements are not exclusive arrangements, we believe that these relationships will provide Residential with significant competitive advantages with respect to acquiring and maintaining single-family rental assets, which represent a $3 trillion growth market.  We intend for Residential to acquire single-family rental assets with the intention to hold these assets over the long-term with a focus on developing brand and franchise value.  We also believe that the forecasted growth for the single-family rental marketplace, in combination with Residential’s projected asset management and acquisition costs and its ability to acquire assets without concern as to their location or density provide us with a significant opportunity to establish Residential as a leading, externally-managed residential REIT.

AAMC’s Competitive Strengths

To enable Residential to execute on its business strategy, we will leverage the following competitive strengths:

•                  Experienced Management Team.  We have a cohesive management team with extensive industry experience in real estate, non-performing loan portfolios and mortgage loan servicing.  The management team also has strong relationships in the mortgage industry to help source single-family residential rental assets and mortgage loans. Our team possesses years of experience in negotiating complex real estate and loan portfolio acquisition and disposition transactions and a history of success overseeing service providers on behalf of institutional and other sophisticated investors;

•                  Strategic Relationships.  We have strategic relationships with Ocwen and Altisource which we expect will provide us with significant competitive advantages with respect to the servicing of non-performing and sub-performing loans and the management of REO properties;

•                  Proprietary Valuation Models and Data.  We have significant experience developing and applying complex proprietary valuation models that leverage an extensive historical database.  Our knowledge and understanding of diverse real estate related investment assets and their complexities and inter-relationships allows us to develop appropriate strategies to assist Residential in maximizing returns and

•                  Tax Efficient Structure.  AAMC is headquartered in Frederiksted, St. Croix, in the United States Virgin Islands.  The United States Virgin Islands has an economic development program that provides significant tax benefits, including, but not limited to, a 30-year credit against our corporate income tax equal to 90 percent of the otherwise applicable tax on eligible income (“EDC Benefits”) for certain qualified businesses located in Frederiksted.  We applied for the EDC Benefits from the United States Virgin Islands Economic Development Commission (“EDC”) and received final approval of our application from the Governor of the United States Virgin Islands on August 10, 2012.  As a result of our approval, our eligible income will be subject to income tax at an effective rate of 3.85%, and we will be exempt from (i) the United States Virgin Islands gross receipts tax which would otherwise be imposed at the rate of 5%, (ii) taxes on AAMC’s real property and (iii) certain territorial excise taxes.

The Separation

We describe in this information statement the assets of AAMC that will be contributed by Altisource in connection with the Spin-Off as if AAMC were a separate business.  As AAMC is a development stage company and has not commenced operations, no historical results of operations are presented.  For additional information, see “The Separation—Introduction.”

Altisource sent this document to you because you are the holder of Altisource common stock on the Record Date for the distribution of shares of AAMC common stock. On April 26, 2012, Altisource announced its intention to spin-off a development stage company specializing in providing asset management and corporate governance services into a stand-alone public company. Accordingly, upon consummation of the Separation, you will be entitled to receive 1 share of AAMC common stock for every 10 shares of Altisource common stock that you held on the Record Date.  We expect the Separation to occur at 5:00 p.m. Eastern Time on [    ], 2012.

You do not have to surrender or exchange your shares of Altisource common stock or pay cash or any other consideration to receive your shares of AAMC common stock.  The number of shares of Altisource common stock that you currently own will not change as a result of the Separation.

This information statement describes our business, our relationship with Altisource and how this transaction affects Altisource and its shareholders.  In addition, it provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common stock that you will receive in the Distribution.

References in this information statement to our historical assets generally refer to the historical assets of Altisource and its subsidiaries before the Separation. As we are a development stage company and have not commenced operations, there are no historical financial results of operations contained in this information statement.  We cannot predict what our financial results will be in the future as a stand-alone public company.

Reasons for the Separation

Altisource’s Board of Directors determined that separating the AAMC asset management and corporate governance services business from Altisource is in the best interests of Altisource’s shareholders. In arriving at its decision, the Board considered, among other factors, the following:

Differing Business Strategies

The Company will specialize in providing asset management and corporate governance services to its clients and will be focused on developing scalable investment strategies and vehicles for its clients by leveraging the expertise of its management team. By contrast, Altisource does not engage in the business of asset management and corporate governance services.  Altisource is primarily a provider of fee based services focused on high value, technology-enabled, knowledge-based functions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management.

Greater Strategic Focus of Financial Resources and Management’s Efforts

The Company will have different financial and operating characteristics than Altisource’s other businesses. Owing to these and other factors, we and Altisource will employ different capital structures and financing strategies. Consequently, Altisource has determined that its current structure may not be optimized to design and implement the distinct strategies necessary to operate its businesses in a manner that maximizes the long-term value of each business. We and Altisource believe that our respective management resources would be more efficiently utilized if Altisource’s management concentrates solely on its success as a provider of services focused on high value, technology-enabled, knowledge-based functions and our management concentrates solely on our business. The dilution of attention involved in managing these businesses with competing goals and needs will thus be eliminated.

Enhanced Investor Choices by Offering Investment Opportunities in Separate Entities

We believe investors in the Company will be better positioned to evaluate our financial performance and strategy within the context of our particular field of operations and peer groups, and that this will enhance the likelihood that we achieve an appropriate market valuation. Both we and Altisource believe that our investment characteristics may appeal to types of investors who differ from Altisource’s current investors. Both we and Altisource expect that, as a result of the Separation, our management will be better positioned to implement goals and evaluate strategic opportunities in light of investor expectations within the context of our particular field of operation.

Improved Management Incentive Tools

Where appropriate, we expect to use equity to compensate current and future employees. It is more difficult for multi-business companies such as Altisource to structure equity incentives that reward managers in a manner directly related to the performance of their respective business units. By granting equity compensation linked to the performance of AAMC’s business, we will be able to offer our managers equity compensation that is linked more directly to their work product.

In determining whether to effect the Separation, Altisource’s Board of Directors also considered the costs and risks associated with the transaction, including:

•                  the potential costs and disruptions as a result of the Separation;

•                  the risks of being unable to achieve the benefits expected from the Separation;

•                  the increased significance to the Company of certain costs and liabilities;

•                  the risk that the Separation might not be completed and the one-time and ongoing costs of the Separation; and

•                  certain other risks associated with the Separation and the operation of our business following the Separation, as described under the heading “Risk Factors” of this information statement.

Regulatory Approval

Apart from the registration under U.S. federal securities laws of the AAMC common stock that will be issued in the Separation, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the Separation.

No Appraisal Rights

Altisource shareholders will not have appraisal rights in connection with the Separation.

Risk Factors

You should carefully consider the matters discussed under the heading “Risk Factors” of this information statement.

Corporate Information

AAMC is incorporated and conducts its operations in the United States Virgin Islands.  Our principal executive offices are located at 402 Strand St., Frederiksted, United States Virgin Islands 00840-3531, and our main telephone number is (340) 692-1055.  Our corporate website is located at www.altisourceamc.com. The information contained in, or that can be accessed through, our website is not part of this information statement.

RISK FACTORS

RISKS RELATED TO OUR BUSINESS IN GENERAL

We are a development stage company and have generated no revenue since our inception. If we are unable to implement our business strategy or operate our business as we currently expect to do, our operating results may be adversely affected.

We are a development stage company and our business model is untested. Businesses like ours, which are starting up or in their initial stages of development, present substantial business and financial risks and may suffer significant losses. We cannot predict what our results of operations, financial condition and cash flows will be once we commence operations and operate as a stand-alone public company. We have generated no revenue to date and may not have sufficient capital to implement our business model. In addition, there are increased costs associated with being a stand-alone public company, including maintaining a separate Board of Directors and obtaining a separate audit, in addition to accounting, tax, legal, insurance and compliance costs and other professional fees.  Currently, we are unable to estimate the amount of such expenses. As a result of these circumstances, we cannot assure you that the business will become profitable, or, if we become profitable, that it will be sustainable. The income potential of our proposed business is unproven, and the absence of an operating history makes it difficult to evaluate our prospects. We may not be able to execute our business strategy as planned which may adversely impact our financial performance.

The success of our business is dependent on Residential’s ongoing access to sufficient and cost-effective sources of capital.

Residential is a development stage company and has not generated any revenue to date and may not have sufficient working capital to implement its investment strategies. Residential may need to utilize a variety of funding sources to provide sufficient capital to effectively carry out its business plan over the long term. Our success is dependent on Residential’s ability to obtain such capital. Currently, the primary source of Residential’s liquidity will be the cash on hand subsequent to its Separation from Altisource. In the future, Residential may need to utilize various secondary sources of liquidity, including without limitation accessing the capital markets to issue debt or equity securities, or engaging in collateralized or other borrowings from third party banks, all or any of which may not be available or have terms that are not cost-effective, therefore having an adverse impact on our financial performance.

The asset management business is intensely competitive.

The asset management business is intensely competitive, driven by a variety of factors, including asset performance, the quality of service provided to clients, brand recognition and business reputation. Our asset management business will compete with a number of other asset managers. A number of factors serve to increase our competitive risks:

•                  a number of our competitors may have greater financial, technical, marketing and other resources and more personnel than we do;

•                  our clients may not perform as well as the clients of our competitors;

•                  several of our competitors and their clients have significant amounts of capital and many of them have similar management objectives to ours which may create additional competition for management opportunities;

•                  some of these competitors’ clients may also have a lower cost of capital and access to funding sources that are not available to our clients which may create competitive disadvantages for us with respect to funding opportunities;

•                  some of our competitors’ clients may have higher risk tolerances, different risk assessments or lower return thresholds which could allow them to facilitate the acquisition and management by their clients of a wider variety of assets and allow them to advise their clients to bid more aggressively than our clients for assets on which we would advise our clients to bid;

•                  there are relatively few barriers to entry impeding new asset management firms, and the successful efforts of new entrants into the asset management business is expected to continue to result in increased competition;

•                  some of our competitors may have better expertise or be regarded by potential clients as having better expertise with regards to specific assets and

•                  other industry participants will from time to time seek to recruit members of our management team and other employees away from us.

The risks associated with Residential’s business that could adversely affect its ability to generate revenue and pay distributions to its shareholders are risks to our business.

Initially, Residential will be our primary source of revenue and will drive our potential future growth.  Any risk associated with Residential’s business that would adversely affect its ability to generate revenue and pay distributions to its shareholders is a risk to our business, as our revenues, results of operations and financial condition significantly depend upon incentive fees paid to us as a percentage of cash distributions made by Residential to its shareholders.

We are initially dependent on Residential, another development stage company, as our only customer, the loss of which, or Residential’s inability to pay for our Services, could reduce our revenues.

On the Separation Date, Residential will be our sole customer.  The loss of this key customer or its failure to pay us would adversely affect our revenues, results of operations and financial condition.  Residential is also a development stage company and has not generated any revenue to date.

The risks associated with NewSource’s business that could adversely affect its ability to generate revenue and pay our asset management fee are risks to our business and the value of our investment in NewSource.

Shortly after the Separation Date, we intend to invest in the voting common stock of NewSource.  In conjunction with our investment in NewSource, we intend to provide our Services to NewSource in exchange for an annual asset management fee pursuant to an asset management agreement (the “NewSource Asset Management Agreement”).  Any risk associated with NewSource’s business that would adversely affect its ability to generate revenue and pay our asset management fee is a risk to our business, as our revenues, results of operations and financial condition will depend upon our investment in NewSource and our ability to generate fee revenue.

Failure of Residential to qualify as a REIT would have significant adverse consequences to us.

Residential intends to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes. Residential’s qualification as a REIT will depend upon its ability to meet, on an ongoing basis, requirements regarding its organization and ownership, distributions of its income, and the nature and diversification of its income and assets as well as other tests imposed by the U.S. Internal Revenue Code of 1986, as amended (the “Code”).  Residential may fail to satisfy the REIT requirements in the future. If the U.S. Internal Revenue Service (“IRS”) determines that Residential does not qualify as a REIT or if it qualifies as a REIT and subsequently loses its REIT qualification, either circumstance may adversely affect Residential’s ability to make incentive fee payments to us.

If Residential is deemed to be an investment company under the Investment Company Act, it would have significant adverse consequences to us.

Residential does not intend or expect to be an investment company under the Investment Company Act of 1940 (the “Investment Company Act”), since it will not engage primarily or hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities.  Rather, Residential will be primarily engaged in the business of purchasing or otherwise acquiring real estate and mortgages on real estate, specifically single-family rental assets and sub-performing and non-performing loans.

To the extent that the Securities and Exchange Commission (the “SEC”) determines that Residential is in fact an investment company, Residential intends to rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act, which excludes from the definition of investment company

“[a]ny person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and who is primarily engaged in one or more of the following businesses: . . . (C) purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.”  The SEC has historically taken the position that an issuer may rely on the exception provided by Section 3(c)(5)(C) as long as at least 55% of its assets consist of “qualifying interests,” such as mortgage loans which are secured by real estate and other liens on and interests in real estate, and an additional 25% consists of real estate-type interests.  The SEC has also historically indicated that up to 20% of an issuer’s total assets may be invested in miscellaneous investments.  Other than Residential’s investment in NewSource, Residential believes that all of its assets will fall within the definition of “qualifying assets.”  Additionally, Residential does not currently expect to issue redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, as those terms are defined by the Investment Company Act.  Consequently, Residential believes that it will not be required to register under the Investment Company Act.

If Residential is deemed to be an investment company and its investment in NewSource accounts for more than 20% of its assets, it could be required to dispose of its NewSource investment (or a portion thereof) in order to qualify for the 3(c)(5)(C) exception.  We expect that Residential’s investment in NewSource will constitute less than 20% of its assets shortly after the Separation Date.  Consequently, we do not believe that Residential’s investment in NewSource will impact its ability to continue to rely on the Section 3(c)(5)(C) exemption.

In August 2011, the SEC issued a concept release which indicated that the SEC is reviewing whether certain mortgage related pools which rely (like Residential) on the exception from registration under Section 3(c)(5)(C), should continue to be allowed to rely on such exception from registration.  Since Residential’s primary investment strategy is to directly invest in REO Properties and mortgages secured by real estate, Residential does not believe that the SEC’s review will have a material impact on its status as a non-investment company business or its ability to continue to rely on the Section 3(c)(5)(C) exception; however, Residential cannot provide any assurance that the outcome of the SEC’s review will not require Residential to register under the Investment Company Act.  If Residential is determined to be an investment company or it fails to qualify for this exception from registration as an investment company, or the SEC determines that companies that engage in businesses similar to Residential’s are no longer able to rely on this exception, Residential may be required to register as an investment company under the Investment Company Act.

Registration under the Investment Company Act would require Residential to comply with a variety of substantive requirements that impose, among other things:

•                  limitations on capital structure;

•                  restrictions on specified investments;

•                  restrictions on retaining earnings;

•                  restrictions on leverage or senior securities;

•                  restrictions on unsecured borrowings;

•                  requirements that Residential’s income be derived from certain types of assets;

•                  prohibitions on transactions with affiliates; and

•                  compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase Residential’s operating expenses.

If Residential were required to register as an investment company but failed to do so, it would be prohibited from engaging in its business, and criminal and civil actions could be brought against it.

Registration with the SEC as an investment company would be costly, would subject Residential to a host of complex regulations and would divert attention from the conduct of Residential’s business. In addition, if Residential purchases or sells any real estate assets to avoid becoming an investment company under the Investment Company Act, it could materially adversely affect its net asset value, the amount of funds available for investment and its ability to pay distributions to Residential’s shareholders.  Any such occurrences would adversely impact our revenues from incentive fees paid by Residential.

The reduced disclosure requirements applicable to us as an “emerging growth company” or a “smaller reporting company” may make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may avail ourselves of certain exemptions from various reporting requirements of public companies that are not “emerging growth companies,” including, but not limited to, an exemption from complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and, like smaller reporting companies, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirement of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may remain an “emerging growth company” for up to five full fiscal years following our initial public offering. We would cease to be an emerging growth company, and, therefore, become ineligible to rely on the above exemptions, if we have more than $1 billion in annual revenue in a fiscal year, if we issue more than $1 billion of non-convertible debt over a three-year period, or on the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.  We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.

Additionally, we are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act.  As a smaller reporting company we prepare and file SEC forms similar to other SEC reporting companies; however the information disclosed may differ and be less comprehensive. For example, smaller reporting companies are not required to make risk factor disclosures in Item 1A of Form 10-K.

If some investors find our common stock less attractive as a result of the exemptions available to us as a smaller reporting company or an emerging growth company, there may be a less active trading market for our common stock (assuming a market ever develops) and our stock price may be more volatile than that of an otherwise comparable company that does not avail itself of the same or similar exemptions.

Our success depends on our senior management team, and if we are not able to retain them, it could have a material adverse effect on us.

We are highly dependent upon the continued services and experience of our senior management team. We will depend on the services of members of our senior management team to, among other things, continue the development and implementation of our growth strategies and maintain and develop our client relationships.  In the event that, for any reason, we are unable to retain our key personnel, it may be difficult for us to secure suitable replacements on acceptable terms.  This would adversely impact the development and implementation of our growth strategies.

The continuing unpredictability of the credit markets may restrict our access to capital and may make it difficult or impossible for us to obtain any required additional financing.

The domestic and international credit markets continue to be unpredictable. In the event that we need additional capital for our business, we may have a difficult time obtaining it and/or the terms upon which we can obtain it would have an adverse impact on our financial performance.

Our business could be significantly impacted if we suffer failure or disruptions of our information systems.

We will rely heavily on communications, data processing and other information processing systems to conduct our business and support our day-to-day activities, most services of which are provided through Altisource. Thus, our business requires the continued operation of Altisource’s sophisticated information technology systems and network infrastructure.  These systems are vulnerable to interruption by fire, loss, system malfunction and other events, which are beyond our control.  Systems interruptions could reduce our ability to provide our Services and could have an adverse effect on our operations and financial performance.

Failure of Altisource to effectively perform its obligations under various agreements with Residential and us, including the Altisource Master Services Agreement, could have an adverse effect on Residential’s and our business and performance.

Both Residential and we will engage Altisource to provide services subsequent to the Separation.  If for any reason Altisource is unable to perform the services described under these agreements at the level and/or the cost that the Company anticipates, alternate service providers may not be readily available on acceptable terms or at all, which could adversely affect Residential’s and our operating results as well as our ability to execute our business plan.

In addition, Residential will be required to pay Altisource for the services it provides pursuant to the Altisource Master Services Agreement.  If Residential fails to pay Altisource or otherwise defaults under the Altisource Master Services Agreement, Altisource may cease to act under the Altisource Master Services Agreement which would adversely affect Residential’s operating results, thereby decreasing our revenues from incentive fees paid by Residential and adversely affecting our ability to execute our business plan.

Failure of Ocwen to effectively perform its servicing obligations under the Ocwen Servicing Agreement could have an adverse effect on Residential’s and our business and performance.

Residential will be contractually obligated to service the residential mortgage loans that it ultimately acquires.  Residential will not have any employees, servicing platform, licenses or technical resources necessary to service its acquired loans.  Consequently, Residential will engage Ocwen to service the loans it acquires.  If for any reason Ocwen is unable to service the acquired loans at the level and/or the cost that the Company anticipates, an alternate servicer may not be readily available on acceptable terms or at all, which could adversely affect Residential’s operating results, thereby decreasing our revenues from incentive fees paid by Residential.

In addition, under the Ocwen Servicing Agreement, Residential will be required to pay Ocwen fees for servicing Residential’s acquired mortgage loans.  If Residential fails to pay Ocwen or otherwise defaults under the Ocwen Servicing Agreement, Ocwen may cease to act as the servicer under the Ocwen Servicing Agreement which would adversely affect Residential’s operating results, thereby decreasing our revenues from incentive fees paid by Residential.

Failure to obtain or retain the tax benefits provided by the United States Virgin Islands would adversely affect our financial performance.

AAMC is headquartered in Frederiksted, St. Croix, in the United States Virgin Islands.  The United States Virgin Islands has an economic development program that provides EDC Benefits to certain qualified businesses in Frederiksted.  We applied for the EDC Benefits from the EDC and received approval of our application by the Governor of the United States Virgin Islands on August 10, 2012.  It is possible that we may not be able to retain our qualifications for the EDC Benefits, or that changes in U.S. federal, state, local, territorial or United States Virgin Islands taxation statutes or applicable regulations may cause a reduction in or an elimination of the EDC Benefits, all of which could result in a significant increase to our tax expense, and therefore adversely affect our financial performance.

RISKS RELATED TO THE ACQUISITION AND OWNERSHIP OF REAL ESTATE AND REAL ESTATE RELATED ASSETS

Residential’s supply of REO Properties may be reduced by uncertainty in the lending industry and governmental sector.

Residential’s business model is dependent on the acquisition of a steady supply of REO Properties. The number of REO Properties may be reduced by uncertainty in the lending industry and the governmental sector. Lenders may choose to delay foreclosure proceedings, renegotiate interest rates or refinance mortgages for holders who face foreclosure. In recent years, the federal government has instituted a number of programs aimed at assisting at-risk mortgage holders and reducing the number of properties going into foreclosure. In the future, the federal government could institute additional programs to provide financial relief and assistance to mortgage holders at risk of foreclosure. Decisions by lenders and government programs that reduce the number of REO Properties could adversely affect Residential’s business opportunities and impact its overall financial performance, thereby impacting our revenues from incentive fees paid by Residential.

Residential’s supply of REO Properties and financial performance may be impacted by federal, state and/or local action to increase timelines associated with foreclosure proceedings and/or the imposition of a moratorium on foreclosure proceedings or initial foreclosure filings.

The number of REO Properties available and/or obtained by Residential may be reduced by federal, state and/or local action to increase timelines associated with foreclosure proceedings and/or the imposition of a moratorium on foreclosure proceedings or initial foreclosure filings.  As in recent years, federal, state and/or local governing bodies or agencies may pass laws, regulations or take other legislative action that may delay or stop existing foreclosure proceedings and/or the commencement of foreclosure actions.  Any such actions would reduce the number of REO Properties available and/or obtained by Residential and therefore could adversely affect Residential’s business opportunities.  Any such actions would also increase the carrying cost of non-performing loans that Residential expects to become REO and impact its overall financial performance.  These occurrences could adversely impact our revenues from incentive fees paid by Residential.

Residential’s supply of sub-performing and non-performing loans may decline over time as a result of higher credit standards for new loans and/or general economic improvement.

Residential’s business model is also dependent on the acquisition of a steady supply of sub-performing and non-performing mortgage loans.  As a result of the economic crisis in 2008, there is currently a large supply of sub-performing and non-performing loans available for Residential to acquire.  However, in response to the economic crisis, the origination of jumbo, subprime, Alt-A and second lien mortgage loans has dramatically declined.  In addition, lenders have increased their standards of credit-worthiness in originating new loans.  For these reasons along with the general economic improvement in the economy, the supply of sub-performing and non-performing residential mortgage loans that Residential may acquire may decline over time and could adversely affect its business opportunities and result in a reduction of Residential’s operating income, thereby decreasing our revenues from incentive fees paid by Residential.

Competition in identifying and acquiring REO Properties and sub-performing and non-performing loans in a timely manner may adversely affect Residential’s financial results.

Residential will face competition from various companies for investment opportunities in REO Properties and sub-performing and non-performing loans, including REITs, pension funds, insurance companies, hedge funds, other investment funds and companies, partnerships and developers. Some third party competitors have substantially greater financial resources than Residential and may be able to accept more risk than Residential. Competition from these companies may reduce the number of suitable REO Properties and sub-performing and non-performing loan investment opportunities offered to Residential or may increase the bargaining power of asset owners seeking to sell. If such events occur, Residential’s financial performance may be adversely impacted and therefore have adverse consequences to us.

Residential’s operating results will depend on the availability of, and our ability to quickly identify, assist in acquiring and managing, appropriate REO Properties and sub-performing and non-performing loan investment opportunities. It may take considerable time for us to identify and for Residential to acquire appropriate REO Properties and sub-performing and non-performing loan investments. Given the existing competition, complexity of the market, and requisite time needed to make such investments, no assurance can be given that we will be successful in identifying, underwriting and then advising Residential on acquiring investments that satisfy Residential’s return objectives. Furthermore, there is no assurance that such investments, once acquired, will perform as intended.

Continued disruptions in the credit markets may adversely impact Residential’s business opportunities and financial results.

Disruptions and dislocations in the credit markets have materially impacted the cost and availability of debt to finance real estate acquisitions. This lack of available credit could result in a further reduction of suitable investment opportunities and create a competitive advantage for other companies that have greater financial resources than Residential. In addition, as the economy recovers, the number of companies and the amount of funds competing for suitable investments may increase. If Residential acquires single-family rental assets or REO Properties and other investments at higher prices or by using less than ideal capital structures, its returns will be lower and the value of its assets may not appreciate or may decrease significantly below the amount it paid for such assets. If such events occur, our revenues from incentive fees may be significantly affected.

Changes in global economic and capital markets conditions, including periods of generally deteriorating real estate industry fundamentals, may significantly impact Residential’s financial performance and therefore have adverse consequences to us.

Residential will be, and therefore we will be, subject to risks generally incident to the ownership of real estate and real estate related assets, including decreases in residential property values, changes in global, national, regional or local economic, demographic and real estate market conditions, as well as other factors particular to the locations of our investments. A prolonged recession, such as the one experienced over the past few years, and a prolonged recovery period could adversely impact Residential’s business as a result of, among other items, increased tenant defaults under Residential’s leases, lower demand for residential rentals, as well as a potential oversupply of residential rental units, each of which could lead to increased concessions or reduced rental rates to maintain occupancies. These conditions could also adversely impact the financial condition of the tenants that occupy Residential’s single-family rental assets and, as a result, their ability to pay rent to Residential, thereby decreasing our revenue from incentive fees paid by Residential.

In addition, we intend to invest in the voting common stock of NewSource, a title insurance company and reinsurance company.  The demand for title insurance-related services depends in large part on the volume of real estate transactions. The volume of these transactions historically has been influenced by such factors as mortgage interest rates, availability of financing and the overall state of the economy. When market conditions cause real estate activity to decline, the title insurance industry tends to experience decreased revenues and earnings. Thus, a decline of activity in the real estate market could adversely impact both Residential’s business and the value of our investment in NewSource.

Unfavorable changes in market and economic conditions could adversely affect occupancy, rental rates, operating expenses and the overall market value of Residential’s assets.

Local conditions will significantly affect occupancy, rental rates and the operating performance of Residential’s single-family rental assets. The risks that may adversely affect conditions in those markets include, amongst others, the following:

•                  joblessness or unemployment rates that adversely affect the local economy;

•                  an oversupply of, or a reduced demand for, single-family homes for rent;

•                  a decline in household formation or employment or lack of employment growth;

•                  the inability or unwillingness of residents to pay rent increases;

•                  rent control or rent stabilization laws, or other laws regulating housing, that could prevent Residential from raising rents to offset increases in operating costs and

•                  economic conditions that could cause an increase in Residential’s operating expenses, such as increases in property taxes, utilities and routine maintenance.

Any such occurrence or similar occurrence may adversely affect Residential’s financial condition and results of operations, thereby adversely affecting our revenues from incentive fees.

Changes in applicable laws, or noncompliance with applicable laws, could adversely affect Residential’s operations or expose Residential to liability.

As an owner of real estate, Residential will be required to comply with numerous federal, state and local laws and regulations, some of which may conflict with one another or be subject to limited judicial or regulatory interpretations. These laws and regulations may include zoning laws, building codes, landlord-tenant laws and other laws generally applicable to business operations. Noncompliance with laws or regulations could expose Residential to liability.

Lower revenue growth or significant unanticipated expenditures may result from Residential’s need to comply with changes in (i) laws imposing remediation requirements and the potential liability for environmental conditions existing on properties or the restrictions on discharges or other conditions, (ii) rent control or rent stabilization laws or other residential landlord-tenant laws, or (iii) other governmental rules and regulations or enforcement policies affecting the rehabilitation, use and operation of Residential’s single-family rental assets, including changes to building codes and fire and life-safety codes. The occurrence of either of both of such events may adversely affect Residential’s financial condition and results of operations, thereby adversely affecting our revenues from incentive fees.

In addition, we expect NewSource, the title insurance and reinsurance company in which we intend to invest, to register as a Class 3A Bermuda insurance company and be subject to regulation and supervision in Bermuda by the Bermuda Monetary Authority. Changes in Bermuda insurance statutes, regulations and policies could result in restrictions on NewSource’s ability to pursue its business plans, issue reinsurance policies, distribute funds and execute its investment strategy.  In addition, NewSource may become subject to regulation and supervision by insurance authorities in any other jurisdictions in which it operates. Failure to comply with or to obtain appropriate authorizations and/or exemptions under any applicable laws could result in restrictions on NewSource’s ability to do business or certain activities that are regulated in one or more of the jurisdictions in which it operates and could subject NewSource to fines and other sanctions, which could have a material adverse effect on NewSource’s business and adversely impact the value of our investment in NewSource.

Short-term leases will expose Residential to the effects of declining market rents.

Substantially all of Residential’s leases will be for a term of two years or less. Because these leases will generally permit the residents to leave at the end of the lease term without penalty, Residential’s rental revenues will be impacted by declines in market rents more quickly than if its leases were for longer terms.  The effects of declining market rents may adversely affect Residential’s financial condition and results of operations, thereby adversely affecting our revenues from incentive fees.

Competition could limit Residential’s ability to lease single-family rental assets or increase or maintain rents.

Residential’s single-family rental assets will compete with other housing alternatives to attract residents, including rental apartments, condominiums and other single-family homes available for rent, as well as new and existing condominiums and single-family homes for sale. Competitive residential housing in a particular area could adversely affect Residential’s ability to lease its single-family rental assets and to increase or maintain rental rates.  This may adversely affect Residential’s financial condition and results of operations, thereby adversely affecting our revenues from incentive fees.

Difficulties in selling single-family rental assets could limit Residential’s flexibility.

Federal tax laws may limit Residential’s ability to earn a gain on the sale of a single-family rental asset or group of rental assets if Residential is found to have held or acquired the single-family rental asset or group of assets with the intent to resell, and this limitation may affect Residential’s ability to sell single-family rental assets without adversely affecting returns to its shareholders. In addition, real estate can at times be difficult to sell quickly at prices Residential finds acceptable. These potential difficulties in selling real estate in Residential’s markets may limit its ability to change or reduce the single-family rental assets in its portfolio promptly in response to changes in economic or other conditions.  Any of the above-described occurrences may adversely affect Residential’s financial condition and results of operations, thereby adversely affecting our revenues from incentive fees.

A significant uninsured property or liability loss could have a material adverse effect on Residential’s financial condition and results of operations.

Residential will carry commercial general liability insurance and property insurance with respect to its single-family rental assets on terms it considers commercially reasonable. There are, however, certain types of losses (such as losses arising from acts of war) that are not insured, in full or in part, because they are either uninsurable or the cost of insurance makes it economically impractical. If an uninsured property loss or a property loss in excess of insured limits were to occur, Residential could lose its capital invested in a single-family rental asset or group of assets as well as the anticipated future revenues from such asset or group of assets. Residential would also continue to be obligated to repay any mortgage indebtedness or other obligations related to the asset or group of assets, if any. If an uninsured liability to a third party were to occur, Residential would incur the cost of defense and settlement with, or court ordered damages to, that third party. A significant uninsured property or liability loss could materially and adversely affect Residential’s business and its financial condition and results of operations, thereby adversely affecting our revenues from incentive fees.

A significant number of Residential’s single-family rental assets will be part of home owners’ associations (“HOAs”).  Residential and its tenants will be subject to the rules and regulations of such HOAs which may be arbitrary or restrictive, and violations of such rules may subject Residential to additional fees and penalties and litigation with such HOAs which may be costly.

A significant number of Residential’s single-family rental assets will be subject to HOAs, which are private entities that regulate the activities of and levy assessments on properties in a residential subdivision. Some of the HOAs that will govern Residential’s single-family assets may enact onerous or arbitrary rules that restrict Residential’s ability to renovate, market or lease its single-family rental assets or require Residential to renovate or maintain such assets at standards or costs that are in excess of Residential’s planned operating budgets. Such rules may include requirements for landscaping, limitations on signage promoting a property for lease or sale, or the use of specific construction materials to be used in renovations. Some HOAs also impose limits on the number of property owners who may rent their homes, which if met or exceeded, may cause Residential to incur additional costs to sell the affected single family rental asset and opportunity costs of lost rental income. Furthermore, many HOAs impose restrictions on the conduct of occupants of homes and the use of common areas, and Residential may have tenants who violate these HOA rules for which Residential may be liable as the property owner. Additionally, the boards of directors of the HOAs that will govern Residential’s single-family rental assets may not make important disclosures or may block Residential’s access to HOA records, initiate litigation, restrict Residential’s ability to sell, impose assessments or arbitrarily change the HOA rules. Residential may be unaware of or unable to review or comply with certain HOA rules before acquiring a single-family rental asset, and any such excessively restrictive or arbitrary regulations may cause Residential to sell such asset, prevent Residential from renting such asset or otherwise reduce Residential’s cash flow from such asset.  Any of the above-described occurrences may adversely affect Residential’s financial condition and results of operations, thereby adversely affecting our revenues from incentive fees.

Residential may incur costs due to class actions and/or tenant rights and consumer demands or litigation.

There are numerous tenants’ rights and consumer rights organizations throughout the country.  As Residential grows in scale, it may attract attention from some of these organizations and become a target of legal demands or litigation. Many such consumer organizations have become more active and better funded in connection with mortgage foreclosure-related issues and the increased market for single-family rentals arising from displaced home ownership.  Some of these organizations may shift their litigation, lobbying, fundraising and grass roots organizing activities to focus on landlord-tenant issues. While Residential intends to conduct its business lawfully and in compliance with applicable landlord-tenant and consumer laws, such organizations might work in conjunction with trial and pro bono lawyers in one state or multiple states to attempt to bring claims against Residential on a class action basis for damages or injunctive relief. Residential cannot anticipate what form such legal actions might take, or what remedies they may seek. Additionally, these organizations may lobby local county and municipal attorneys or state attorneys general to pursue enforcement or litigation against Residential, or may lobby state and local legislatures to pass new laws and regulations to constrain Residential’s business operations. If they are successful in any such endeavors, they could directly limit and constrain Residential’s business operations and impose on Residential significant litigation expenses, including settlements to avoid continued litigation or judgments for damages or injunctions. Any of the above-described occurrences may adversely affect Residential’s financial condition and results of operations, thereby adversely affecting our revenues from incentive fees.

Residential will likely be involved in a variety of litigation.

Residential anticipates involvement in a wide range of court actions in the ordinary course of its business. These actions may include eviction proceedings and other landlord-tenant disputes, challenges to title and ownership rights (including actions brought by prior owners alleging wrongful foreclosure by their lender or servicer) and issues with local housing officials arising from the condition or maintenance of a single-family rental asset. While Residential intends to vigorously defend any claim, no assurance can be given that Residential will not be subject to material losses related to such litigation.  Such losses may adversely affect Residential’s financial condition and results of operations, thereby adversely affecting our revenues from incentive fees.

Residential may incur costs due to environmental contamination or non-compliance.

Under various federal, state and local environmental and public health laws, regulations and ordinances, Residential may be required, regardless of knowledge or responsibility, to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases at its single-family rental assets (including in some cases natural substances such as methane and radon gas) and may be held liable under these laws or common law to a governmental entity or to third parties for property, personal injury or natural resources damages and for investigation and remediation costs incurred as a result of the contamination. These damages and costs may be substantial and may exceed any insurance coverage Residential has for such events. The presence of such substances, or the failure to properly remediate the contamination, may adversely affect Residential’s ability to borrow against, sell or rent the affected single-family rental asset. In addition, some environmental laws create or allow a government agency to impose a lien on the contaminated site in favor of the government for damages and costs it incurs as a result of the contamination.  Any of the above-described occurrences may adversely affect Residential’s financial condition and results of operations, thereby adversely affecting our revenues from incentive fees.

The interest rate environment impacts Residential’s financial results.

Residential intends to focus primarily on investing in, financing, managing and renting single-family rental assets.  Some of these assets will generally decline in value if long-term interest rates increase, while lower interest rates will generally result in an increase in value.  Declines in the value of Residential’s single family rental assets and sub-performing and non-performing loans may ultimately reduce earnings or result in losses to Residential or cause some or all of its assets to become illiquid, thereby decreasing our revenues from incentive fees paid by Residential.

Residential’s operating results will depend in part on the difference between the operating income from its assets, credit losses, and financing costs.  Increases in these rates will tend to decrease Residential’s net income and the value of its assets, thereby decreasing our revenues from incentive fees paid by Residential.

Residential’s financial condition and results of operations may be adversely affected by inflation or deflation.

Increased inflation could have an adverse impact on interest rates, property management expenses and general and administrative expenses, as these costs could increase at a rate higher than Residential’s rental and other revenue. Conversely, deflation could lead to downward pressure on rents and other sources of income.  Accordingly, a change in inflation or deflation could adversely affect either or both of Residential’s financial condition and results of operations, thereby adversely affecting our revenues from incentive fees.

Residential’s real properties will be subject to property and other taxes that may increase over time.

Residential will be responsible for the property taxes for its single-family rental assets and REO Properties which may increase as tax rates change and as properties are reassessed by taxing authorities.  If Residential fails to pay any such taxes, the applicable taxing authorities may place a lien on the property, and the property may be subject to a tax sale.  Any such occurrence may adversely affect Residential’s financial condition and results of operations, thereby adversely affecting our revenues from incentive fees.

RISKS RELATED TO THE SEPARATION

We have never operated on a stand-alone basis, and our transition to a stand-alone company may adversely affect our ability to conduct business.

We will need to establish certain facilities, systems, infrastructure and personnel after the Separation. We will incur capital and other costs associated with developing and implementing our own support functions in these areas.  Additionally, after the Separation, we may be unable to obtain goods, services and technologies at prices or on terms as favorable to us as those obtained by Altisource prior to the Separation.  This transition may constrain or otherwise adversely affect our ability to conduct business.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the Separation.

As a result of the Separation, we will be directly subject to reporting and other obligations under the Exchange Act.  The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. Under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), we are required to maintain effective disclosure controls and procedures. To comply with these requirements, we may need to implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. We expect to incur annual expenses for the purpose of addressing these requirements, and these expenses may be significant. If we are unable to implement additional controls, reporting systems, information technology systems and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our financial condition, results of operations or cash flows.

In the future, we may also be required to comply with Section 404 of the Sarbanes-Oxley Act which will require annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These reporting and other obligations may place significant demands on our management, administrative and operational resources, including accounting systems and resources.

RISKS RELATED TO THE TAX CONSEQUENCES OF THE SEPARATION

Since the Distribution will be taxable, the IRS, the Luxembourg taxing authority and/or the United States Virgin Islands Bureau of Internal Revenue may disagree with our valuation of the common stock which could result in a higher tax cost to both Altisource and its shareholders.

The Distribution will be taxable to Altisource shareholders based on the fair market value of the shares of our common stock that are received.  In addition, for Altisource, the Separation will be a realization event, which could cause Altisource to have to recognize capital gains on our common stock, which would have to be included in its tax base and would be subject to 28.8% Luxembourg corporate income and municipal business tax. Because we are a development stage company, we do not expect the value of the shares of our common stock received by Altisource shareholders to be significantly higher than the book value of the Company.  However, the IRS, the Luxembourg taxing authority and/or the United States Virgin Islands Bureau of Internal Revenue could disagree with our valuation of the shares of our common stock received by you which could result in a higher tax cost for both your receipt of the shares of common stock and for Altisource.

RISKS RELATED TO OUR COMMON STOCK

The market price and trading volume of our common stock may be volatile and may be affected by market conditions beyond our control.

Prior to the Separation, our common stock had no trading market. We expect our common stock to be listed on the [    ] and expect trading in our common stock to commence on a “when-issued” basis on or about [    ], 2012.

Neither we nor Altisource can assure you as to the trading prices of our common stock after the Separation. Unless and until our common stock is fully distributed and an orderly market develops, the prices at which our common stock trades may fluctuate significantly. In addition, the combined trading prices of Altisource common stock and our common stock after the Separation may, in the aggregate, be less than, equal to or greater than the trading prices of Altisource common stock prior to the Separation. The market price of our common stock may fluctuate in response to many things, including but not limited to:

•                  quarterly variations in actual or anticipated results of our operations;

•                  changes in financial estimates by securities analysts;

•                  actions or announcements by our competitors;

•                  regulatory actions;

•                  lack of liquidity;

•                  changes in the financial condition or stock price of Residential;

•                  changes in the market outlook for the real estate and lending industries;

•                  technology changes in our business and

•                  departure of our key personnel.

The market prices of securities of asset management service providers have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. These market fluctuations could result in extreme volatility in the price of our shares of common stock.

Furthermore, our small size and different investment characteristics, including our headquarters based in the United States Virgin Islands, may not appeal to the current investor base of Altisource that may seek to dispose of large amounts of our common stock following the Separation. There is no assurance that there will be sufficient buying interest to offset those sales, and, accordingly, the price of our common stock could be depressed and/or experience periods of high volatility.

An active trading market for our common stock may never develop.

We intend to apply to have our common stock listed on the [    ].  However, an active trading market for our common stock may not develop, and if an active trading market does develop, it may not be sustained. Accordingly, your ability to sell our common stock when desired, or the prices that may be obtained for such common stock, will depend on the existence and liquidity of an active trading market of our common stock.

Our common stock may be subject to significant restriction on resale due to federal penny stock restrictions.

The SEC has adopted rules that regulate broker or dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker or dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker or dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker or dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The penny stock rules also require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker or dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for our common stock that becomes subject to the penny stock rules, and accordingly, shareholders of our common stock may find it difficult or impossible to sell their securities.

The continuing unpredictability of the credit markets may restrict our liquidity and may make it difficult or impossible for us to obtain additional financing.

The domestic and international credit markets continue to experience significant unpredictability. Currently, the primary source of our capital will be the cash on hand subsequent to our Separation from Altisource.  In the future, we may need to utilize various secondary sources of liquidity by accessing the capital markets to issue debt or equity securities or engaging in collateralized or other borrowings from third party banks.

If we issue debt or obtain bank loans, the financing will likely be governed by certain provisions that may restrict our operating flexibility. Additionally, an issuance of equity securities or convertible or exchangeable securities may have rights, preferences and privileges more favorable than those of our common stock. Furthermore, we and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue securities through accessing the capital markets or entering into credit agreements will depend on market conditions and other factors beyond our control, we cannot predict or estimate our future capital structure.  Our shareholders bear the risk of changes to our future capital structure which may not be cost effective and may have a dilutive impact on our shareholders.

The value we attribute to the Altisource and AAMC common stock for the purpose of determining the revised exercise price of the Altisource stock options and the exercise price of the new AAMC stock options might not be equivalent to the market price of the Altisource and AAMC common stock following the Separation.

In connection with the Separation, all holders of Altisource stock options will receive: (1) a new AAMC stock option to acquire the number of shares of AAMC common stock equal to the product of (a) the number of Altisource stock options held on the Separation Date and (b) the distribution ratio of 1 share of AAMC common stock for every 10 shares of Altisource common stock; and (2) an adjusted Altisource option, replacing the original Altisource option, for the same number of shares of Altisource common stock with a reduced exercise price per stock option. We will determine the exercise price of the new stock option and the adjusted Altisource option in a manner so that the intrinsic value of the stock option to its holder will be the same as of the Separation Date.  However, fluctuations in the market price of the Altisource and AAMC common stock may cause this ratio to vary greatly following the Separation. In addition, although the intrinsic value will be the same, the fair value of the option may be different due to potential changes in the expected stock price volatility, option life and other factors we use to determine fair value using the Black-Scholes and binomial options pricing models.

RISKS RELATED TO CONFLICTS OF INTEREST

We could have conflicts with Altisource, Ocwen, Home Loan Servicing Solutions, Ltd. (“HLSS”) and Residential, and the Chairman of our Board of Directors could have conflicts of interest due to his relationship with Altisource, Ocwen, HLSS and Residential, which may be resolved in a manner adverse to us.

Conflicts may arise between Altisource and us as a result of our ongoing agreements, the agreements we have negotiated on behalf of Residential with Altisource and the nature of each of our respective businesses. Altisource will provide Residential with residential property management, leasing and construction management services for single-family rental assets acquired by Residential. In addition, we will become a party to a variety of agreements with Altisource in connection with the Separation, and we may enter into further agreements with Altisource after the Separation. Certain of our directors may be subject to conflicts of interest with respect to such agreements and other matters due to their relationships with Altisource.

Conflicts may arise between Ocwen and us as a result of our ongoing agreements and the nature of our respective businesses.  Ocwen will perform substantially all of the mortgage loan servicing functions relating to

Residential’s acquisition and ownership of mortgage loans. Certain of our directors may be subject to conflicts of interest with respect to such agreements and other matters due to their concurrent roles as directors of Ocwen.

The Chairman of our Board of Directors is the Chairman of the Board of Directors of Altisource, Ocwen, HLSS, and Residential. As a result, he will have obligations to us as well as to Altisource, Ocwen, HLSS and Residential and may have conflicts of interest with respect to matters potentially or actually involving or affecting us and Altisource, Ocwen, HLSS or Residential, as the case may be.

Our Chairman currently owns a substantial amount of Altisource, Ocwen and HLSS common stock and Altisource and Ocwen stock options, and, subsequent to the Separation, will own a substantial amount of our common stock and Residential’s common stock. In addition, certain of our directors also may own Altisource and/or Ocwen common stock and stock options due to similar relationships with Altisource and Ocwen. Such ownership could create or appear to create potential conflicts of interest when the Chairman of our Board of Directors and our directors are faced with decisions that involve us, Altisource, Ocwen, HLSS, Residential or any of their respective subsidiaries.

Altisource, Ocwen, and HLSS are not limited in their ability to compete with us.  We will seek to manage these potential conflicts through dispute resolution and other provisions of our agreements with them and through oversight by independent members of our Board of Directors. However, there can be no assurance that such measures will be effective, that we will be able to resolve all conflicts with Altisource, Ocwen, and HLSS or that the resolution of any such conflicts will be no less favorable to us than if we were dealing with third parties.

Our directors have the right to engage or invest in the same or similar businesses as ours.

Certain of our directors have other investments and business activities in addition to their interest in AAMC. Under the provisions of our Articles of Incorporation, our directors have no duty to abstain from exercising the right to engage or invest in the same or similar businesses as ours or employ or otherwise engage any of our directors.  If any of our directors who are also directors, officers or employees of Altisource, Ocwen, Residential, HLSS or any other company acquires knowledge of a corporate opportunity or is offered a corporate opportunity outside of his capacity as one of our directors, then our by-laws provide that such a director will be permitted to pursue that corporate opportunity independently of us, so long as the director has acted in good faith.  Our by-laws provide that, to the fullest extent permitted by law, such a director will deemed to have satisfied his fiduciary duties to us and will not liable to us for pursuing such a corporate opportunity independently of us.  This may create actual or potential conflicts of interest between us and certain of our directors and result in less than favorable treatment of us and our shareholders. As of this date, none of our directors is directly involved as a director, officer or employee of a business that competes with us, but there can be no assurance that will remain unchanged in the future.

FORWARD-LOOKING STATEMENTS

This information statement contains forward-looking statements that relate to, among other things, our future financial and operating results. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms, and other comparable terminology.  Any forward-looking statements contained in this information statement are based upon our historical performance and on current plan estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be enacted.

Forward-looking statements are not guarantees of future performance and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the risks discussed in “Risk Factors,” “The Separation,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the following:

•                  Residential’s profitability and our ability to retain Residential as a customer;

•                  value of strategic relationships;

•                  general economic and market conditions;

•                  governmental regulations, taxes and policies;

•                  risks inherent in spin-offs, including those related to the capital resources required to protect against business risks, legal risks and risks associated with the tax and accounting treatment of spin-off transactions;

•                  risks associated with operating as an independent, stand-alone public company and loss of certain benefits associated with being owned as part of a larger company;

•                  availability of adequate and timely sources of capital needed to finance our business;

•                  risks associated with our business and of Residential’s business;

•                  delayed, partial-realization or non-realization of the expected benefits of the Spin-Off;

•                  absence of a trading market for our common stock;

•                  the competitive nature of the asset management industry;

•                  our loss of key management and personnel and

•                  risks associated with various conflicts of interest.

Further information on the risks specific to our business are detailed within this information statement. Forward-looking statements speak only as of the date they are made and should not be relied upon. We undertake no obligation to update or revise forward-looking statements.

THE SEPARATION

Introduction

On April 26, 2012, Altisource announced its intention to spin-off AAMC, a development stage company specializing in providing asset management and corporate governance services into a stand-alone public company for the reasons discussed below.  After considering many factors, management and the Board of Directors of Altisource concluded that the most effective way to maximize the success and operational efficiencies of both companies was to spin off AAMC as a separate public company.

Subsequent to final approval by the Altisource Board of Directors and regulatory approval, Altisource will distribute its ownership interest in AAMC to its existing shareholders as of the Record Date.  Altisource’s shareholders will receive 1 share of AAMC common stock for every 10 shares of Altisource common stock they hold on the Record Date, as described below.  We expect the Distribution to be effected on or about [    ], 2012 to holders of outstanding Altisource common stock as of 5:00 p.m. Eastern Time on [    ], 2012, the Record Date.  Altisource shareholders will not be required to pay any cash or other consideration or to surrender or exchange their shares of Altisource common stock to receive shares of AAMC common stock.

Concurrent with the Separation of AAMC, Altisource is also pursuing a separation of Residential pursuant to a similar spin-off transaction.  Residential intends to acquire and own single-family rental assets.  Residential intends to elect and qualify to be treated as a REIT for U.S. federal income tax purposes.  Residential will enter into the Residential Asset Management Agreement pursuant to which AAMC will provide the Services in exchange for incentive fees and the reimbursement of certain overhead and operating expenses.

Additionally, we intend to invest in the voting common stock of NewSource.  In conjunction with our investment in NewSource, we will provide our Services to NewSource pursuant to the NewSource Asset Management Agreement.  Residential intends to simultaneously invest in the non-voting preferred stock of NewSource.  Residential and AAMC will be the only owners of NewSource.  NewSource will retain Altisource under a long-term Title Insurance Services Agreement to provide a wide range of technical underwriting services that will allow NewSource to evaluate title risk in a timely and cost effective manner.  Altisource will receive a performance fee of 90% of NewSource’s annual net income after NewSource pays Residential a 12% preferred dividend (the “Performance Fee”).

Business Reasons for the Separation

The Company will specialize in providing asset management and corporate governance services to its clients and will be focused on developing scalable investment strategies and vehicles for its clients by leveraging the expertise of its management team. By contrast, Altisource does not engage in the business of asset management and corporate governance services.  Altisource is a provider of services focused on high value, technology-enabled, knowledge-based functions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management.

Altisource’s Board of Directors determined that separating our business from Altisource is in the best interests of Altisource shareholders. In arriving at its decision, the Board of Directors considered, among other factors, the different business models and that the Separation will allow Altisource and AAMC to focus on their core businesses and be better positioned to respond to initiatives and market challenges.

The Number of AAMC’s Shares of Common Stock Shareholders of Altisource Will Receive

The Separation will be made on the basis of 1 share of AAMC common stock for every 10 shares of Altisource common stock. As such, for every 10 shares of Altisource common stock that you own as of 5:00 p.m. Eastern Time on [    ], 2012, the Record Date, you will receive 1 share of our common stock on the Separation Date. Based on the number of Altisource shares outstanding on the Record Date and the Separation Ratio, approximately [    ] shares of AAMC common stock will be distributed to Altisource shareholders. As a result of the Separation, 100% of the outstanding AAMC common stock will be distributed to Altisource shareholders on a pro rata basis.

When and How You Will Receive AAMC Common Stock

Altisource will use a book entry system to distribute shares of AAMC common stock.  No physical stock certificates will be issued for AAMC common stock.  Following the Separation, each record holder of Altisource common stock on the Record Date will receive from the transfer agent a statement of the amount of shares of AAMC common stock credited to his or her account.  If you were not a record holder of Altisource common stock on the Record Date because your shares are held on your behalf by your broker or other nominee, your shares of AAMC common stock should be credited to your broker or other nominee on or about [    ], 2012.

No action is required by you in order to receive AAMC shares in the Separation, and you do not have to surrender or exchange your shares of Altisource common stock or pay cash or any other consideration to receive your shares of AAMC common stock.  The number of shares of Altisource common stock that you currently own will not change as a result of the Separation.

We anticipate that on [    ], 2012, Altisource will deliver to our transfer agent all of the shares of our common stock to be distributed. On that day, the transfer agent will credit the accounts of registered holders of Altisource common stock entitled to the Distribution. For those holders of Altisource common stock who hold their shares through a broker, bank or other nominee, the transfer agent will credit the shares of our common stock to the accounts of those nominees who are registered shareholders, and they in turn will credit their customers’ accounts with our common stock. We anticipate that brokers, banks and other nominees will generally credit their customers’ accounts with our common stock on the same day that their accounts are credited which is expected to be the Separation Date.

Treatment of Fractional Shares

The transfer agent will not deliver any fractional shares of AAMC common stock in connection with the delivery of AAMC shares pursuant to the Separation. Instead, we intend for the transfer agent to aggregate all fractional shares and sell them on behalf of those shareholders who otherwise would be entitled to receive a fractional share. These sales will occur as soon as practicable after the Separation Date. Those shareholders will then receive a cash payment in an amount equal to their pro rata share of the total proceeds of those sales. Any applicable expenses, including brokerage fees, will be paid by us.

We expect that all fractional shares held in street name will be aggregated and sold by brokers or other nominees according to their standard procedures, and that the brokers or other nominees may request the transfer agent to sell the fractional shares on their behalf. You should contact your broker or other nominee for additional details.  Neither Altisource, AAMC nor our transfer agent will guarantee any minimum sale price for the fractional shares of our common stock or pay any interest on the proceeds from the sale of fractional shares. The receipt of cash in lieu of fractional shares will be generally taxable to the recipient shareholders. See “The Separation—Certain U.S. Federal Income Tax Consequences of the Separation.”

Listing and Trading of the Shares of AAMC Common Stock

The following information may be helpful in discussions with your broker or other nominee.  AAMC intends to apply to have its common stock listed on the [    ].  You should consult and discuss with your own financial advisors, such as your broker or tax advisor, regarding the retention, sale or purchase of, or other transactions involving shares of, Altisource common stock or AAMC common stock. Altisource and AAMC do not make recommendations on the retention, sale or purchase of, or other transactions involving shares of Altisource common stock or shares of AAMC common stock. If you do decide to sell any shares, you should make sure your broker or other nominee understands whether you want to sell your shares of Altisource common stock, your shares of AAMC common stock or both.

“When-issued” trading of the shares of AAMC common stock is expected to begin on [    ], 2012. In the context of a spin-off, when-issued trading refers to securities transactions made on or before the Separation Date and made conditionally because the securities of the distributed entity have not yet been distributed. When-issued trades generally settle within three trading days after the Separation Date. On the first trading day following the Separation Date, all when-issued trading, if any, will end, and “regular-way” trading in shares of AAMC common stock will begin. Regular-way trading refers to trading after the security has been distributed and typically involves a trade that settles on the third full trading day following the date of the transaction. If the Separation does not occur, all when-issued trading will be null and void.

On [    ], 2012, Altisource’s common stock will begin to trade in two markets on the NASDAQ Global Select Market: a “regular way” market and an “ex-distribution” market. Between the Record Date and consummation of the Separation, shares of Altisource common stock that are sold on the regular way market will include an entitlement to receive shares of AAMC common stock distributable in the Separation. Conversely, shares sold in the ex-distribution market will not include an entitlement to receive shares of AAMC common stock distributable in the Separation, as the entitlement will remain with the original shareholder. Therefore, if you own shares of Altisource common stock on the Record Date and thereafter sell those shares in the regular way market on or prior to the Separation Date, you will also be selling the shares of AAMC common stock that would have been distributed to you with respect to the shares of Altisource common stock you sell. If you own shares of Altisource common stock on the Record Date and thereafter sell those shares in the ex-distribution market on or prior to the Separation Date, you will still receive the shares of AAMC common stock in the Separation. On the first trading day following the Separation Date, all shares of Altisource common stock will trade without any entitlement to receive shares of AAMC common stock.

Shares of AAMC common stock distributed to Altisource shareholders will be freely transferable except for such shares that are distributed to persons who are “affiliates” under the Securities Act of 1933, as amended (the “Securities Act”). Individuals or entities may be deemed to be AAMC affiliates if they control, are controlled by, or are under common control with, AAMC; such persons may include certain of our directors, officers and significant shareholders. In addition, individuals who are affiliates of Altisource on the Separation Date may be deemed to be affiliates of AAMC.  Persons who are affiliates of AAMC will be permitted to sell their shares of AAMC common stock only pursuant to an effective registration statement under the Securities Act, an exemption from the registration requirements of the Securities Act or pursuant to Rule 144 under the Securities Act. In general, under Rule 144, an affiliate who receives shares of AAMC common stock in the Separation may, after a holding period of six months, sell, within any three-month period, a number of shares that does not exceed the greater of:

•                  one percent (1%) of the then-outstanding shares of common stock and

•                  the average weekly trading volume of the shares of AAMC common stock during the four calendar weeks preceding the date on which the notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to provisions relating to notice, manner of sale and the availability of current public information about us.

There can be no assurance as to whether the shares of our common stock will be actively traded or as to the prices at which the shares of our common stock will trade. Until the shares of Altisource common stock are fully distributed and an orderly regular-way market develops, the prices at which shares trade may fluctuate significantly and may be lower than the price that may be expected for a fully distributed issue. Prices for shares of our common stock in the marketplace will be influenced by many factors. For a detailed discussion of these and other risks, please refer to “Risk Factors.”

Following the Separation, Altisource common stock will continue to be listed and traded on the NASDAQ Global Select Market under the symbol “ASPS.” As a result of the Separation, the trading price of Altisource common stock immediately following the Separation may be lower than the trading price of Altisource common stock immediately prior to the Separation. Further, the combined trading prices of Altisource common stock, Residential and our common stock after the Separation may be less than the trading prices of Altisource common stock immediately prior to the Separation.

Although Altisource is currently a publicly-traded company, there can be no assurance as to the prices at which the Altisource common stock will trade following the Separation. The nature of the trading market and prices for Altisource common stock after the Separation will be influenced by many factors.  Altisource shareholders and potential investors may consider, among other things that Altisource has contributed cash to AAMC and Residential and distributed all of the ownership in these newly created entities to its shareholders.  AAMC and Residential will pursue business opportunities separately from Altisource following the Separation.  As a result, these factors and others may delay or hinder the return to an orderly trading market in the Altisource common stock following the Separation. For a detailed discussion of these and other risks, please refer to “Risk Factors.”

Treatment of Outstanding Altisource Stock Options

Altisource stock options currently outstanding under Altisource’s 2009 Equity Incentive Plan and other equity incentive plans will be adjusted.  The exercise price will be reduced to reflect the value of the shares of AAMC common stock distributed to Altisource shareholders, and holders of outstanding Altisource options will be granted an option, to purchase shares of AAMC common stock reflecting the shares of Altisource common stock subject to the Altisource options.

Interests of certain Altisource Officers and Directors in the Separation

To the extent that Altisource officers and directors hold shares of Altisource common stock, they will receive shares of AAMC common stock in the Separation on the same terms as other Altisource shareholders.

William C. Erbey is the Chairman of each of the Board of Directors of Altisource, AAMC and Residential.  He currently owns [   ]% of Altisource and will own [   ]% of each company immediately following the Separation.  See “Risk Factors,” “Relationship Between Altisource and Us Following the Separation” and “Certain Relationships and Related Transactions.”

THE FOLLOWING SUMMARY OF TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IT IS NOT INTENDED TO BE, AND IT SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER.

ALTISOURCE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, TERRITORIAL AND FOREIGN TAX CONSEQUENCES OF THE SEPARATION TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Certain U.S. Federal Income Tax Consequences of the Separation

The following is a summary of the material U.S. federal income tax consequences of the Separation. This summary is based on the U.S. Treasury Regulations, the Code, regulations promulgated under the Code and judicial and administrative interpretations of the U.S. Treasury Regulations and the Code.  This summary is based on the rules, regulations and interpretations in effect on the date of this summary and is subject to change (possibly on a retroactive basis).

This summary does not address tax consequences for any shareholder other than a U.S. shareholder. A U.S. shareholder, for U.S. federal income tax purposes, is defined as a beneficial owner of Altisource common stock that is one of the following:

•                  an individual who is a citizen or a resident of the U.S.;

•                  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state thereof or the District of Columbia;

•                  an estate, the income of which is subject to U.S. federal income taxation regardless of its source or

•                  a trust, if (i) a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Further, this summary does not discuss all of the tax considerations that may be relevant to U.S. shareholders in light of their particular circumstances and does not address the tax consequences applicable to certain persons subject to special provisions of the U.S. federal income tax law including:

•                  insurance companies;

•                  dealers in securities or currencies;

•                  traders in securities that have elected the mark-to-market method of accounting for securities;

•                  tax-exempt organizations;

•                  financial institutions;

•                  regulated investment companies and REITs;

•                  qualified retirement plans;

•                  partnerships, other entities classified as partnerships, or other pass-through entities for U.S. federal income tax purposes and investors in these entities;

•                  shareholders who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•                  shareholders who hold their shares as a synthetic security, integrated investment or other risk-reduction transaction;

•                  shareholders who are subject to the alternative minimum tax;

•                  shareholders who acquired their shares upon the exercise of employee stock options or otherwise as compensation;

•                  a controlled foreign corporation;

•                  a passive foreign investment company;

•                  a foreign government or related entity or

•                  shareholders whose functional currency is other than the U.S. dollar.

In addition, this summary is limited to shareholders that hold their shares of Altisource common stock as a capital asset. Finally, this summary does not address any estate, gift or other non-income tax consequences or any state, local, territorial or foreign tax consequences.

The Distribution is a taxable distribution for U.S. federal income tax purposes.  Shareholders who receive shares of AAMC common stock with respect to their shares of Altisource common stock will be treated as receiving a taxable distribution equal to the fair market value of the shares of AAMC common stock received.  This amount will be treated as a dividend to the extent of Altisource’s current and accumulated earnings and profits, calculated pursuant to U.S. federal tax law.  To the extent this amount is in excess of the recipient’s ratable portion of Altisource’s current and accumulated earnings and profits, it will be treated as a return of capital (to the extent of the recipient’s tax basis in such Altisource shares) and then as a capital gain.

State, Local and Other Tax Considerations

We and our shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. The state, local or foreign tax treatment of us and our shareholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective shareholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.

Certain U.S. Federal Withholding Tax Consequences of the Separation

The Distribution of the common stock of AAMC by Altisource to its shareholders will be made in a manner such that no U.S. federal withholding tax will be due.

Certain Luxembourg Tax Consequences of the Separation

The following is a summary of the material Luxembourg income tax consequences of the Separation. This summary is based on the laws of the Grand-Duchy of Luxembourg, including the Income Tax Act of December 4, 1967, as amended, and the Municipal Business Tax Act of December 1, 1936, as amended, to which we jointly refer as the “Luxembourg tax law,” existing and proposed regulations promulgated thereunder, and published judicial decisions and administrative pronouncements, each as in effect on the date of this information statement or with a known future effective date.

This discussion does not generally address any aspects of Luxembourg taxation other than income tax, corporate income tax, municipal business tax and withholding tax. This discussion is not a complete analysis or listing of all of the possible tax consequences of the Distribution and does not address all tax considerations that may be relevant to you. Special rules that are not discussed in the general descriptions below may also apply to you.

For purposes of this discussion, a “Luxembourg shareholder” is any beneficial owner of Altisource shares that for Luxembourg income tax purposes is:

•                  an individual resident of Luxembourg under article 2 of the Luxembourg Income Tax Act, as amended, or

•                  a corporation or other entity taxable as a corporation that is organized under the laws of Luxembourg under article 159 of the Luxembourg Income Tax Act, as amended.

A “non-Luxembourg shareholder” is any beneficial owner of Altisource common stock that is not a Luxembourg shareholder. For purposes of this summary, “holder” means either a Luxembourg shareholder or a non-Luxembourg shareholder or both, as the context may require.

A non-Luxembourg shareholder will not be subject to Luxembourg income taxes on the Distribution received from Altisource unless the shares of common stock are attributable to a permanent establishment or a fixed place of business maintained in Luxembourg by such non-Luxembourg shareholder.

A Luxembourg shareholder, who is a resident individual, will be subject to Luxembourg income taxes on dividend income and similar distributions in respect of shares in Altisource. Luxembourg income tax will be levied on 50% of the gross amount of the Distribution, under certain conditions, at progressive rates.

A Luxembourg shareholder that is a resident corporation may benefit from the Luxembourg participation exemption with respect to the receipt of the Distribution if certain conditions are met. If the conditions with respect to the Luxembourg participation exemption are not met, the aforementioned 50% tax exemption may also apply to the receipt of the Distribution by a Luxembourg resident corporation.

The Distribution of the common stock of AAMC by Altisource to its shareholders will be made in a manner that no Luxembourg withholding tax will be due.

As Altisource is a Luxembourg société anonyme, Altisource will be subject to tax by the Luxembourg taxing authority to the extent the value of the AAMC common stock exceeds the book value of AAMC.  The excess will be included in Altisource’s tax base and would be subject to 28.8% Luxembourg corporate income and municipal business tax. Because AAMC is a development stage company, it is not expected that the value of the shares of AAMC common stock received by Altisource shareholders will be significantly higher than their book value. Therefore, any Luxembourg income tax liability arising at the level of Altisource as a result of the Separation is not expected to be material.

This summary is based on the laws and regulations in effect in the Grand-Duchy of Luxembourg on the date hereof, all of which are subject to change, possibly with retroactive effect.

Taxation of AAMC Under the United States Virgin Islands and U.S. Tax Laws Subsequent to the Separation

The following is a summary of the tax laws of the United States Virgin Islands as they apply to AAMC (which is a corporation taxable under United States Virgin Islands laws) and shareholders of AAMC. The following is intended as an overview of the principal United States Virgin Islands tax consequences of the holding and the disposal of AAMC common stock and should be treated with appropriate caution. This summary does not purport to be a complete analysis of all material tax considerations that may be relevant to a shareholder or prospective shareholder of AAMC common stock. This summary also does not take into account the specific circumstances of particular shareholders (and in particular shareholders who may reside in the United States Virgin Islands) and is not intended as a substitute for professional tax advice that takes into account the particular circumstances relevant to a specific shareholder.

This summary is based on the laws and regulations in effect in the United States Virgin Islands on the date hereof, all of which are subject to change, possibly with retroactive effect.

Corporate Income Tax

The U.S. Internal Revenue Code of 1986 applies in the United States Virgin Islands as the United States Virgin Islands tax code through use of a substitution scheme known as the “mirror” system.  Pursuant to the mirror system, the words “United States Virgin Islands” are substituted for the words “United States” wherever they appear in the Code.  Income taxes imposed under this system are payable to the United States Virgin Islands Bureau of Internal Revenue rather than to the IRS.  Under the Code as applicable in the United States Virgin Islands, AAMC will be taxable in the United States Virgin Islands on its worldwide income.  As stated previously, we received approval of our application for EDC Benefits from the Governor of the United States Virgin Islands on August 10, 2012.  As a result, our eligible income will be subject to income tax at an effective rate of 3.85%, and we will be exempt from (i) the United States Virgin Islands gross receipts tax which would otherwise be imposed at the rate of 5%, (ii) taxes on AAMC’s real property and (iii) certain territorial excise taxes.

United States Virgin Islands Income Tax on Dividends and Similar Distributions

Non-United States Virgin Islands Resident individual U.S. shareholders will not be subject to United States Virgin Islands withholding or income tax on dividends and/or similar distributions.  Non-Resident United States Virgin Islands corporate U.S. shareholders will not be subject to United States Virgin Islands withholding pursuant to Treasury Regulation § 1.881-5(g) or income tax on dividends and/or similar distributions.  United States Virgin Islands residents should consult their tax advisors on the tax treatment of ownership of our shares.

United States Virgin Islands Capital Gains Tax Upon Disposal of Shares

Non-United States Virgin Islands Resident individuals and corporations that are U.S. shareholders generally will not be subject to United States Virgin Islands capital gains tax upon disposal of the shares of AAMC common stock.  United States Virgin Islands residents should consult their tax advisors on the tax treatment of ownership of our shares.

Stamp Duties in Relation to the Transfer of Shares

Although the United States Virgin Islands does impose a stamp tax on certain transfers, the stamp tax is not applied on the transfer of the shares of AAMC common stock.

United States Virgin Islands Withholding Tax on Distributions

U.S. shareholders will not be subject to United States Virgin Islands withholding tax on distributions from AAMC.  Corporate U.S. shareholders are exempt from withholding pursuant to Treasury Regulation § 1.881-5(g)(2) as applicable in the United States Virgin Islands.  U.S. shareholders who are U.S. citizens (or green card holders) are also not subject to United States Virgin Islands withholding tax because they are not foreign persons for purposes of the Code, as applicable in the United States Virgin Islands.  Finally, all other U.S. shareholders will not be subject to United States Virgin Islands withholding tax so long as the shareholders’ beneficial owners are U.S. citizens.

Certain Ongoing U.S. Federal Income Tax Matters Subsequent to the Separation

In general, U.S. federal income tax applies to a United States Virgin Islands corporation’s net taxable income that is effectively connected with the conduct of a U.S. trade or business.  In addition, the U.S. branch profits tax will apply to a foreign corporation’s earnings and profits from such a business, with some adjustments, deemed repatriated out of the U.S.  The U.S. may tax the business profits earned by a United States Virgin Islands corporation if those are attributable to business activities conducted in the U.S.

There are no definitive standards provided by the Code for Treasury Regulations or court decisions as to those activities that constitute business activities conducted in the U.S.  As the determination is essentially factual in nature, the IRS may contend successfully that AAMC conducts business in the U.S.  Any such business activities will be subject to the federal income taxation.  Taxes paid to the U.S. should be creditable against AAMC’s United States Virgin Islands income tax liability.

Regulatory Approval

Apart from the registration under U.S. federal securities laws of the AAMC common stock that will be issued in the Separation, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the Separation.

No Appraisal Rights

Under Luxembourg Law, Altisource shareholders will not have appraisal rights in connection with the Separation.

RELATIONSHIP BETWEEN ALTISOURCE AND US FOLLOWING THE SEPARATION

For purposes of governing certain of the ongoing relationships between Altisource and us after the Separation, and to provide for an orderly transition to the status of two independent companies, we have entered or will enter into the agreements with Altisource described in this section. The forms of agreements summarized in this section are, or will be, included as exhibits to the registration statement on Form 10 that we have filed with the SEC, and the following summaries are qualified in their entirety by reference to the agreements, as filed. See “Where You Can Find More Information” on page 72.

Separation Agreement

On the Separation Date, we will enter into a Separation Agreement with Altisource, which will provide for, among other things, the principal corporate transactions required to effect the Separation and certain other agreements related to the continuing relationship between Altisource and us after the Separation.

We are a development stage company recently created by Altisource.  The Separation Agreement with Altisource identifies assets and liabilities that will be transferred to us in connection with the Separation, provided that certain conditions precedent to the transfer are met, such as the effectiveness of our registration statement on Form 10 and the receipt of necessary governmental approvals.  The assets that will be transferred to us are comprised primarily of cash, property and equipment.  There are no other significant liabilities that will be transferred to us at Separation.

Under the Separation Agreement, and effective as of the Separation Date, we will assume, and will agree to indemnify Altisource against, all liabilities, litigation and claims, including related insurance costs, arising out of our business, and Altisource will retain, and will agree to indemnify us against, all liabilities, litigation and claims, including related insurance costs arising out of Altisource’s businesses. The foregoing obligations will not entitle an indemnified party to recovery to the extent any such liability is covered by proceeds received by such party from any third party insurance policy.

The Separation Agreement will also provide that both parties will be granted access to certain records and information in the possession of the other and will require the retention by each of Altisource and us, for a period of six years following the Separation Date, of all such information in its possession.

Support Services Agreement

On the Separation Date, we will enter into a Support Services Agreement with Altisource. Under the Support Services Agreement, Altisource may provide services to us in such areas as human resources, vendor management operations, corporate services, risk management and six sigma, quality assurance, consumer psychology, treasury, finance and accounting, legal, tax, compliance and other support services where we may need assistance and support following the Separation (collectively, the “Support Services”). The Support Services Agreement will provide generally that Altisource will undertake to provide the Support Services in a manner generally consistent with the manner and level of care with which such service, if any, was performed or provided prior to the Separation. The Support Services Agreement will extend for two years after the Separation but may be terminated earlier under certain circumstances including a default.  “Fully-allocated cost” means, with respect to the provision of a “Service”, the all-in cost of providing such Service, including direct charges and allocable amounts reflecting compensation and benefits, technology expenses, occupancy and equipment expense and third-party payments (but not taxes incurred in connection therewith).  Altisource will be required to submit statements of account on a monthly basis with respect to all amounts payable by us, setting out the Support Services provided and the amount billed as a result of providing such Support Services. We believe that the terms and conditions of the Support Services Agreement are no less favorable to us than those available from unrelated parties for a comparable arrangement.

The total fees incurred by us under this agreement will be dependent upon our business activity and the level of services required in connection therewith.  While market conditions will drive our business activity, we do not anticipate incurring fees under this agreement in excess of $200,000 in the first year of our operations.

Tax Matters Agreement

On the Separation Date, we will enter into a Tax Matters Agreement with Altisource which sets out each party’s rights and obligations with respect to deficiencies and refunds, if any, of Luxembourg, U.S. federal, state, local or other foreign taxes for periods before and after the Separation and related matters such as the filing of tax returns and the conduct of IRS and other audits. In general, under this agreement, we will be responsible for taxes attributable to our business incurred after the Separation, and Altisource will be responsible for taxes attributable to our business incurred prior to the Separation.

Trademark License Agreement

On the Separation Date, we will enter into a Trademark License Agreement with Altisource.  Under this agreement, Altisource will grant us a non-exclusive, non-transferable, non-sublicensable, royalty free license to use the name “Altisource.”  The agreement may be terminated by either party upon 30 days written notice, with or without cause.  In the event that this agreement is terminated, all rights and licenses granted thereunder, including, but not limited to, the right to use “Altisource” in our name will terminate.

Technology Products and Services Agreement

On the Separation Date, we will enter into a Technology Products and Services Agreement with Altisource, pursuant to which Altisource will provide us with certain technology products services in accordance with the performance standards identified in the agreement or respective statement of work.

On the Separation Date, we will enter into a Technology Products and Services Agreement with Altisource.  Under this agreement, Altisource will provide us with the use of certain technology systems and services. The Technology Products and Services Agreement will provide generally that Altisource will undertake to provide the technology systems and services in a manner generally consistent with the manner and level of care with which such technology systems and services, if any, were performed or provided prior to the Separation. The Technology Products and Services Agreement will extend for 15 years after the Separation but may be terminated earlier under certain circumstances including a default. We expect that all services provided pursuant to the Technology Products and Services Agreement will be based on the fully-allocated cost of providing the service. We believe that the terms and conditions of the Technology Products and Services Agreement are no less favorable to us than those available from unrelated parties for a comparable arrangement.

The total fees incurred by us under this agreement will be dependent upon our business activity and the level of services required in connection therewith.  While market conditions will drive our business activity, we do not anticipate incurring fees under this agreement in excess of $50,000 in the first year of our operations.

DIVIDEND POLICY

We have no current plans to pay dividends.  All decisions regarding the declaration and payment of dividends will be at the discretion of our Board of Directors and will be evaluated from time to time in light of our financial condition, earnings, growth prospects, funding requirements, financing arrangements, applicable law and other factors our Board of Directors deems relevant.

CAPITALIZATION

The following table describes our cash and cash equivalents and capitalization as of June 30, 2012, on an actual, pro forma and as-adjusted basis to give effect to the Separation, the Residential Asset Management Agreement and our contemplated investment in the voting common stock of NewSource.  The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our “Financial Statements” and the related notes included elsewhere in this information statement.

	As of June 30, 2012
	Actual	Pro Forma Impact Of The Separation(1)	Pro Forma Impact Of The Residential Asset Management Agreement(2)	Pro Forma As Adjusted(3)

Cash	$500,000	$	$	$
Shareholder’s equity
Common stock ($0.01 par value)	1,000
Additional paid-in capital	499,000
Total shareholder’s equity	500,000
Total capitalization	$500,000	$	$	$

(1)          Prior to the Separation, Altisource intends to contribute an additional $4.5 million in cash to AAMC to provide what Altisource management believes to be sufficient operating capital for AAMC to operate separately for at least 12 months and for a contemplated investment in the voting common stock of NewSource described in more detail in footnote (3) below.

Based on the number of Altisource shares outstanding on June 30, 2012, approximately 2,331,900 shares of AAMC common stock will be issued to shareholders of Altisource on the Separation Date.  The actual number of shares of AAMC common stock to be issued will be determined as of the Record Date.

(2)          Upon the effectiveness of the Residential Asset Management Agreement at the Separation Date, we believe we will be required to consolidate the financial results of Residential.  We evaluated the terms of the Residential Asset Management Agreement under the requirements of FASB ASC 810, Consolidation, and conclude that Residential is a variable interest entity and we will be required to consolidate as we are the primary beneficiary.

(3)          Prior to the Separation, Altisource will contribute the limited partner interests in the Altisource Residential, L.P. to Residential, formed July 19, 2012. On October 1, 2012, Altisource Residential GP Member, LLC assigned the ownership of Altisource Residential GP, LLC, the general partner of Altisource Residential, L.P., to Residential.  Altisource Residential GP, LLC has assets of $1, no liabilities and no operations.  As of June 30, 2012, Altisource Residential, L.P. was capitalized with a $500,000 cash contribution. The financial statements of Altisource Residential L.P. are included elsewhere in this information statement. Residential’s financial position at the Separation Date will also include an additional cash contribution of $99.5 million to provide what Altisource management believes to be sufficient capital for Residential to begin to execute on their strategy and operate separately.

Immediately following the Separation, we intend to invest in the voting common stock of NewSource.  Residential intends to simultaneously invest in the non-voting preferred stock of NewSource.  Residential and AAMC will be the only owners of NewSource.  NewSource will retain Altisource under a long-term Title Insurance Services Agreement to provide a wide range of technical underwriting services that will allow NewSource to evaluate title risk in a timely and cost effective manner.  As we will be the holder of the voting common stock of NewSource upon effectiveness of the Shareholders’ Agreement, we may be required to consolidate the financial results of NewSource.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with other sections of this information statement including “Business,” “Risk Factors,” and the financial statements and the related notes thereto. The discussion below contains forward-looking statements that are based upon our current expectations which are subject to uncertainty and changes in circumstances. Our actual results may differ materially from the expectations due to changes in global, political, economic, business, competitive and market factors, many of which are beyond our control. See “Forward-Looking Statements” included elsewhere herein.

Significant components of the Management’s Discussion and Analysis of Financial Condition and Results of Operations include:

Page
Executive Summary — This section provides a summary of AAMC and the principal factors affecting anticipated operations. In addition, we provide a brief description of our Separation from Altisource and the basis of presentation of our financial information.	40

Results of Operations and Known Trends or Future Events — This section provides an overview of our activities since inception and planned future events.	41

Liquidity and Capital Resources — The liquidity and capital resources section provides a discussion of our cash flows for the period from March 15, 2012 (date of inception) to June 30, 2012 and our expected ability to meet near-term cash requirements.	41

Critical Accounting Policies and Estimates — The critical accounting policies and estimates section provides details with respect to accounting policies that are considered by management to require significant judgment and use of estimates that could have a significant impact on our financial statements.	41

Recent Pronouncements — The recent pronouncements section provides a discussion of the impact or potential impact of recently issued accounting pronouncements on our financial statements where applicable.	43

Other Matters — The other matters section provides a discussion of related party transactions and provisions of the various Separation related agreements with Altisource.	43

EXECUTIVE SUMMARY

Separation from Altisource

On April 26, 2012, Altisource announced its intention to spin-off a development stage company specializing in providing asset management and corporate governance services into a stand-alone public company.  On the Separation Date, Altisource will distribute all of the shares of AAMC common stock to Altisource’s shareholders.  Altisource’s shareholders will receive 1 share of AAMC common stock for every 10 shares of Altisource common stock they hold on the Record Date.  Upon the Separation, AAMC will no longer be a part of Altisource.

In connection with the Separation, AAMC and Altisource will enter into the Separation Agreement and certain other agreements to govern the terms of the Separation and certain ongoing relationships between Altisource and us subsequent to the Separation.  These agreements include a Support Services Agreement, a Tax Matters Agreement, a Trademark License Agreement and a Technology Products and Services Agreement.  These related party agreements are more fully described below.  Also see “Relationship Between Altisource and Us Following the Separation.”

General Description of Our Business

AAMC is a development stage company with no operating history. Since its inception on March 15, 2012, AAMC has generated no revenue.

We are a development stage company.  We will provide our Services to Residential, a development stage Maryland corporation recently formed to acquire and own single-family rental assets, and eventually to others.  In addition, we intend to invest in the voting common stock of NewSource.  In conjunction with our investment in NewSource, we will also provide our Services to NewSource.  We expect to commence providing the Services immediately following the Separation Date.

Ours is a capital light strategy with profits generally available for share repurchases and dividends.  Initially, Residential will be our primary source of revenue and will drive our potential future growth.  The Residential Asset Management Agreement will entitle us to incentive fees that will give us an increasing share of Residential’s cash flow as distributions to its shareholders increase as well as reimbursement for certain overhead and operating expenses.  Additionally, the NewSource Asset Management Agreement will entitle us to a management fee.

AAMC is headquartered in Frederiksted, St. Croix, in the United States Virgin Islands.  The United States Virgin Islands has an economic development program that provides EDC Benefits for certain qualified businesses located in Frederiksted.  We applied for EDC Benefits from the EDC and received final approval of our application from the Governor of the United States Virgin Islands on August 10, 2012.  As a result of our approval, our eligible income will be subject to income tax at an effective rate of 3.85%, and we will be exempt from (i) the United States Virgin Islands gross receipts tax which would otherwise be imposed at the rate of 5%, (ii) taxes on AAMC’s real property and (iii) certain territorial excise taxes.

For additional information regarding AAMC’s business, please refer to the discussion under the “Business” section of this information statement.

Basis of Presentation

The financial statements included in this information statement reflect a cash contribution of $500,000 as of June 30, 2012.  We cannot predict what our results of operations, financial condition and cash flows will be once we commence operations and operate as a stand-alone public company.

The assets assigned to us pursuant to the Separation Agreement are accounted for at the historical book values of such assets.

RESULTS OF OPERATIONS AND KNOWN TRENDS OR FUTURE EVENTS

We have not engaged in any operations or generated any revenues to date. We will not generate any management or incentive fee revenue from Residential or NewSource until after completion of the Separation when Residential and NewSource begin generating income.  We expect to generate non-operating income in the form of interest income on cash and cash equivalents after this Separation.  After the Separation, in addition to our operating expenses, we expect to incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance). Unless we commence our revenue-generating business operations in the near term, we anticipate we will generate a net loss in the current fiscal year.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2012, we were capitalized with a $500,000 cash contribution by Altisource which is reflected in the cash provided by financing activities in the accompanying statement of cash flows.  Immediately prior to the Separation, Altisource intends to make an additional cash contribution of approximately $4.5 million to us.  This contribution provides the necessary funding for our $2 million contemplated investment in the voting common stock of NewSource.  Residential intends to invest in the non-voting preferred stock of NewSource.  AAMC and Residential will be the only owners of NewSource.

Management believes that our ability to generate cash flow from the management fee from NewSource and incentive fees and the reimbursement of certain overhead and operating expenses from Residential, coupled with cash on hand, is adequate to meet anticipated near-term cash requirements which principally include the capital investment in NewSource, operational expenditures not reimbursed by Residential, working capital and capital spending.

As a separate company, we intend to employ a disciplined cash policy that seeks to maintain adequate amounts of cash and cash equivalents.  However, if our estimates of costs are less than the actual amount of such costs and cash on hand becomes insufficient to operate our business, we may need to obtain additional equity financing, debt financing or both in order to meet our obligations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Accounting standards require information in financial statements about the risks and uncertainties inherent in significant estimates, and the application of generally accepted accounting principles involves the exercise of varying degrees of judgment. Certain amounts included in or affecting our financial statements and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions that cannot be known with certainty at the time our financial statements are prepared. These estimates and assumptions affect the amounts we report for our assets and liabilities, our revenues and expenses during the reporting period and our disclosure of contingent assets and liabilities at the date of our financial statements. We will routinely evaluate these estimates utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates and any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

In preparing our financial statements and related disclosures in accordance with GAAP, examples of certain areas that require more judgment relative to others will be our use of estimates in evaluating the provision for income taxes, revenue recognition matters and accounting for contingencies.

We believe that the assumptions, judgments and estimates involved in the accounting policies described below have the greatest potential impact on our financial statements in the future. These areas are key components of our future results of operations and are based on complex rules that require us to make assumptions, judgments and estimates, so we consider these to be our critical accounting policies.

Emerging Growth Company Status

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can avail ourselves of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies which are not emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Revenue recognition

We will recognize revenue from the services we provide in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 605.  According to ASC 605, revenue is realized or realizable and earned when all of the following criteria are met:  (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been performed; (3) the seller’s price to the buyer is fixed or determinable and (4) collectability is reasonably assured.

Management Fees

Management fees will be recognized in the periods during which the related services are performed and the amounts have been contractually earned.

Expense Reimbursements

We will be entitled to certain overhead and operating expense reimbursements pursuant to the Residential Asset Management Agreement. Expense reimbursements will be recognized in the periods during which the related expenses are incurred and the reimbursements are contractually earned.

Incentive Income

Incentive income will be calculated as a percentage of the cash flows available to be distributed by Residential pursuant to the Residential Asset Management Agreement. Incentive income will not be subject to contingent repayment and will be recognized as contractually earned.

Income Taxes

We will account for certain income and expense items differently for financial reporting purposes and income tax purposes.  We will recognize deferred income tax assets and liabilities for these differences between the financial reporting basis and the tax basis of our assets and liabilities.  We will measure deferred income tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which we expect to recover or settle those temporary differences.  The effect on deferred tax assets and liabilities of a change in tax rates will be recognized in income in the period in which the change is enacted.  Deferred tax assets will be reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax asset will not be realized.  We will account for uncertain tax positions in accordance with ASC 740, Income Taxes. AAMC is headquartered in Frederiksted, St. Croix, in the United States Virgin Islands.  The United States Virgin Islands has an economic development program that provides EDC Benefits for certain qualified businesses located in Frederiksted.  We applied for EDC Benefits from the EDC and received final approval of our application from the Governor of the United States Virgin Islands on August 10, 2012.  As a result of our approval, our eligible income will be subject to income tax at an effective rate of 3.85%, and we will be exempt from (i) the United States Virgin Islands gross receipts tax which would otherwise be imposed at the rate of 5%, (ii) taxes on AAMC’s real property and (iii) certain territorial excise taxes.

Commitments, contingencies and indemnifications

Loss contingencies, including claims and legal actions arising in the ordinary course of business, will be recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. We are not aware of any litigation or other contingencies that would have an adverse impact on our financial statements.

We will enter into contracts with Altisource in connection with the Separation that contain a variety of indemnifications.  We currently expect the risk of loss related to these indemnifications to be remote.

RECENT ACCOUNTING PRONOUNCEMENTS

We do not anticipate that any recently issued accounting pronouncements will have a significant impact on our financial statements upon adoption.

OTHER MATTERS

Off-balance sheet arrangements

We do not have any material off-balance sheet arrangements.

Contractual obligations

Our long-term contractual obligations will primarily include (i) the Residential Asset Management Agreement (ii) the NewSource Asset Management Agreement, (iii) our [    ] month sublease agreement with Ocwen Mortgage Servicing, Inc. (“OMS”) for office space for our headquarters in the United States Virgin Islands (the “Sublease”), (iv) our Support Services Agreement with Altisource and (v) our Trademark License Agreement with Altisource.  As of June 30, 2012, we had not entered into any of these arrangements.

Asset Management Agreements with Residential and NewSource

We will enter into separate asset management agreements with Residential and NewSource (collectively, the “Asset Management Agreements”).  Pursuant to the terms of the Asset Management Agreements, we will provide Residential and NewSource with our Services, including providing Residential and NewSource with a management team and appropriate support personnel.

The Asset Management Agreements will each have an initial term of 15 years, and will be automatically renewed for a one-year term on each anniversary date thereafter unless terminated in accordance with their terms.  During the term of the Residential Asset Management Agreement and subject to the terms thereof, we will not provide any other person or entity that invests in non-performing loans or REO Properties the same or substantially similar services without Residential’s prior written consent.

Residential and NewSource will not have any employees.  NewSource will be obligated to pay us an annual management fee of $840,000 (subject to CPI increases) for the Services.  The Residential Asset Management Agreement will provide us with the incentive fees and expense reimbursement described below.

Incentive fee

As compensation for the Services, Residential will pay us a quarterly incentive fee as follows: (i) 2% of all cash dividends paid by Residential to its shareholders until the aggregate amount of such cash dividends paid during the quarter divided by the average number of shares of Residential common stock outstanding during the quarter (the “Quarterly Per Share Distribution Amount”) exceeds $0.161, then (ii) 15% of all additional cash dividends paid by Residential to its shareholders until the Quarterly Per Share Distribution Amount exceeds $0.193, then (iii) 25% of all additional cash dividends paid by Residential to its shareholders until the Quarterly Per Share Distribution Amount exceeds $0.257, and thereafter (iv) 50% of all additional cash dividends paid by Residential to its shareholders (in each case as such amounts may be appropriately adjusted from time to time to take into account the effect of any stock split, reverse stock split or stock dividend).  The foregoing thresholds will be reduced to the extent that Residential pays dividends of cash from capital transactions and in the event that Residential pays dividends of cash from capital transactions so that a hypothetical holder of one share of Residential’s Class B common stock acquired on the Separation Date has received with respect to such share of Class B common stock, since the Separation Date, distributions of cash that are deemed to be cash from capital transactions in an aggregate amount equal to $12.74 (the approximate book value of single share of Residential’s Class B common stock as of the Separation Date), then all of the foregoing thresholds will be reduced to zero and Residential will pay us a quarterly incentive fee equal to 50% of all additional cash dividends paid by Residential to its shareholders. For the purpose of this calculation, any Class A common stock dividend priority will be disregarded.

In the event that Residential pays its shareholders dividends of cash from capital transactions, we will not receive an incentive fee with respect to such capital transactions dividends until a hypothetical holder of one share of Residential’s Class B Common stock acquired on the Separation Date has received with respect to such share of Class B common stock, since the Separation Date, distributions of cash that are deemed to be cash from capital transactions in an aggregate amount equal to $12.74.  For the purpose of this calculation, any Class A common stock dividend priority will be disregarded. Thereafter, we will be entitled to an incentive fee with respect to any dividends of cash from capital transactions in accordance with the calculation in the preceding paragraph.

Expense reimbursement

Residential will be required to reimburse us on a monthly basis for the reasonable operating and overhead expenses we incur related to the Services.

Termination

Residential may not terminate the Residential Asset Management Agreement without cause during the first 24 months of its term.  Following such 24-month period, Residential may terminate the Residential Asset Management Agreement without cause upon the determination of at least two-thirds of Residential’s independent directors that (i) there has been unsatisfactory performance by us that is materially detrimental to Residential, or (ii) the compensation payable to us under the Residential Asset Management Agreement is unreasonable, unless we agree to compensation that at least two-thirds of Residential’s independent directors determine is reasonable.

We may terminate the Residential Asset Management Agreement without cause by providing written notice to Residential no later than 180 days prior to the anniversary date of the Residential Asset Management Agreement of any year during the initial term or a renewal term, and the Residential Asset Management Agreement will terminate effective on the anniversary date of the Residential Asset Management Agreement next following the delivery of such notice.

Residential will be required to pay us a termination fee in the event that the Residential Asset Management Agreement is terminated as a result of (i) a termination by Residential without cause, (ii) a termination by us as a result of Residential becoming regulated as an “investment company” under the Investment Company Act, or (iii) a termination by us if Residential defaults in the performance of any material term of the Residential Asset Management Agreement (subject to a notice and cure period).

The termination fee will be equal to three times the average annual incentive fee earned by us during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.  In the event the Residential Asset Management Agreement is terminated without cause by Residential or for cause by us, the Altisource Master Services Agreement may be terminated and the Ocwen Servicing Agreement, the Support Services Agreement, Trademark License Agreement and the Tax Matters Agreement will terminate simultaneously with the Residential Asset Management Agreement.

Office Space Sublease

We intend to enter into the Sublease with OMS for certain office space for our corporate offices in Frederiksted, St. Croix in the United States Virgin Islands.  The Sublease requires that we pay $3,333.33 per month for the first [    ] months of the Sublease and $3,750 per month for the remaining three years of the initial term of the Sublease plus one-half of all operating and build-out expenses.  The Sublease is coterminous with OMS’ master lease which will expire as of June 30, 2017, with one five year extension option.  The Sublease contains a matching five year extension option.

Agreements with Altisource

Provided below is a brief description of the arrangements we expect to enter into with Altisource.  These arrangements may involve, or may appear to involve, conflicts of interest.  See the detailed discussion in the “Risk Factors” and “Certain Relationships and Related Party Transactions” sections of this document.

Support Services Agreement

See “Relationship Between Altisource and Us Following the Separation—Support Services Agreement.”

Tax Matters Agreement

See “Relationship Between Altisource and Us Following the Separation—Tax Matters Agreement.”

Trademark License Agreement

See “Relationship Between Altisource and Us Following the Separation—Trademark License Agreement.”

Technology Products and Services Agreement

See “Relationship Between Altisource and Us Following the Separation—Technology Products and Services Agreement.”

For additional information see “Relationship Between Altisource and Us Following the Separation.”

BUSINESS

Overview

We are organized as a United States Virgin Islands corporation and were recently formed by Altisource to provide the Services to Residential under the Residential Asset Management Agreement.  Residential was recently formed to acquire and own single-family rental assets.  In addition, we intend to make an investment in NewSource.

Ours is a capital light strategy with profits available for share repurchases and dividends.  Initially, Residential will be our primary source of revenue and will drive our potential future growth.  The Residential Asset Management Agreement will entitle us to incentive fees that will give us an increasing share of Residential’s cash flow as distributions to its shareholders increase as well as reimbursement for certain overhead and operating expenses.  Accordingly, our operating results will be highly dependent on our ability to help Residential achieve positive operating results.

AAMC’s Business Strategy

Our business strategy is to:

•            assist Residential in generating a growing stream of dividends to Residential’s shareholders, thereby growing our earnings;

•           assist Residential in generating a steady, stable cash flow stream from NewSource’s title insurance and reinsurance business and

•            develop other scalable investment strategies and vehicles by leveraging the expertise of our management team.

Residential’s Business Strategy

Residential’s business strategy is to provide a growing stream of dividends to its shareholders by:

•            Acquiring single-family rental assets at an attractive cost relative to the market for REO through the purchase of non-performing loan portfolios.  Residential’s goal will be to capture what it views as the positive arbitrage in today’s market between the price of non-performing loans, adjusted for carrying costs, and the value of the underlying real estate assets when sold as REO and

•            Managing single-family rental assets nationwide at a lower cost than that of its competitors.

To help Residential achieve this strategy, we have leveraged our strategic relationships with Altisource and Ocwen. These relationships will provide Residential with what we believe are two significant competitive advantages.

First, we have arranged for the Ocwen Servicing Agreement, which we expect will enable Residential to obtain single-family rental assets at a discount to the typical REO acquisition price by acquiring sub-performing and non-performing loans.  This arbitrage exists because there are extended timelines, complexities and uncertainties in managing non-performing and sub-performing loans resulting from the loan modification, foreclosure and REO sale processes.  We believe that Ocwen’s extensive mortgage servicing experience will enable Residential to shorten non-performing loan resolution timelines by effectively and efficiently (1) converting a portion of the non-performing loan portfolio to performing status and (2) managing the foreclosure process and timelines with respect to the remainder of the portfolio.  We also believe that Ocwen’s mortgage servicing expertise will provide Residential with access to a large and low cost supply of single-family rental assets.

Based on the industry experience of our management team, we believe non-performing loans often sell at a discount to the market value of the underlying property securing the loan.  We expect that a portion of the non-performing loans will be returned to performing status primarily through loan modifications.  After the loans are modified, and following a short seasoning period, we expect the borrowers to refinance these loans near the estimated value of the underlying property — generating very attractive returns for Residential.

We expect that, despite efforts to modify or return the mortgage loans to a performing status, a portion of these mortgage loans will enter into foreclosure, ultimately becoming REO that can be converted into single-family rental assets.  Even after considering the foreclosure expenses and the time value of money, Residential should be able to acquire REO through the mortgage loan default process at a discount to the typical REO acquisition price.  Additionally, as Residential intends to retain the majority of the underlying real estate assets, it will avoid some of the typical REO costs (such as real estate brokerage commissions).

Second, we have arranged for the Altisource Master Services Agreement.  Altisource has developed a unique, low cost and centralized vendor management model that enables it to perform these services at substantially lower costs than its competitors.  We believe that Altisource’s strong real property management experience and centralized vendor management model will allow Residential to operate single-family rental assets at a lower cost than its competitors.  Residential’s goal is to minimize its property management expenses for a single-family rental asset so that those expenses will be similar to that for an apartment unit managed by a multi-family REIT.  Further, because of Altisource’s distributed vendor model, Residential can acquire assets without regard to their location and density.  This allows Residential to competitively bid on large sub-performing or non-performing mortgage portfolios with assets dispersed throughout the United States.  Altisource has extensive property management operational experience, managing and maintaining over 90,000 REO Properties for others over the last three years, which represents approximately $9 billion of estimated value in such properties.

While the Ocwen Servicing Agreement and Altisource Master Services Agreements are not exclusive arrangements, we believe that these relationships will provide Residential with significant competitive advantages with respect to acquiring and maintaining single-family rental assets, which represent a $3 trillion growth market.  We expect to acquire single-family rental assets with the intention to hold these assets over the long-term with a focus on developing brand and franchise value.  We also believe that the forecasted growth for the single-family rental marketplace, in combination with Residential’s projected asset management and acquisition costs and its ability to acquire assets without regard to their location or density provide us with a significant opportunity to establish Residential as a leading, externally-managed residential REIT.

AAMC’s Competitive Strengths

To enable Residential to execute on its business strategy, we will leverage the following competitive strengths:

•                  Experienced Management Team.  We have a cohesive management team with extensive industry experience in real estate, non-performing loan portfolios and mortgage loan servicing.  The management team also has strong relationships in the mortgage industry to help source single-family residential rental assets and mortgage loans. Our team possesses years of experience in negotiating complex real estate and loan portfolio acquisition and disposition transactions and a history of success overseeing service providers on behalf of institutional and other sophisticated investors;

•                  Strategic Relationships.  We have strategic relationships with Ocwen and Altisource which we expect will provide us with significant competitive advantages with respect to the servicing of non-performing and sub-performing loans and the management of REO properties;

•                  Proprietary Valuation Models and Data.  We have significant experience developing and applying complex proprietary valuation models that leverage an extensive historical database.  Our knowledge and understanding of diverse real estate related investment assets and their complexities and inter-relationships allows us to develop appropriate strategies to assist Residential in maximizing returns and

•                  Tax Efficient Structure.  AAMC is headquartered in Frederiksted, St. Croix, in the United States Virgin Islands.  The United States Virgin Islands has an economic development program that provides significant tax benefits, including, but not limited to the EDC Benefits for certain qualified businesses located in Frederiksted.  We applied for the EDC Benefits from the EDC and received final approval of our application from the Governor of the United States Virgin Islands on August 10, 2012.  As a result of our approval, our eligible income will be subject to income tax at an effective rate of 3.85%, and we will be exempt from (i) the United States Virgin Islands gross receipts tax which would otherwise be imposed at the rate of 5%, (ii) taxes on AAMC’s real property and (iii) certain territorial excise taxes.

Dividend Policy

We have no current plans to pay dividends.  All decisions regarding the declaration and payment of dividends will be at the discretion of our Board of Directors and will be evaluated from time to time in light of our financial condition, earnings, growth prospects, funding requirements, financing arrangements, applicable law and other factors our Board of Directors deems relevant.

Key Investment Strategies for Residential

Single-Family Rental Assets.  Studies estimate the single-family residential rental market in the U.S. is a $3 trillion industry, accounting for approximately 52% of all residential rental units. With the continued displacement of homeowners related to foreclosures and other adverse economic circumstances, we believe the demand for single-family homes for rent will significantly increase.  In addition, studies estimate that over four million distressed loans and REO Properties will be converted to rental homes by 2015.  Despite the size of the single-family residential rental market, in our experience, the industry is generally fragmented, localized and decentralized. We believe, on the other hand, that there are significant opportunities to consolidate the market by leveraging purchasing, technology and centralized operations and management.

Our primary sourcing strategy for Residential to obtain single-family rental assets includes acquiring sub-performing and non-performing loans as well as REO Properties.

We have developed certain acquisition strategies for sub-performing and non-performing loans and structured the necessary supplier relationships to execute them.  One such strategy is to acquire sub-performing and non-performing residential mortgage loans and use an aggressive loan modification strategy, which we expect will result in in re-performing loans that will be primarily refinanced by the borrowers as well as loans that will ultimately become REO Properties incorporated into Residential’s portfolio of single-family rental assets through the foreclosure process.  This strategy requires the expertise to value mortgage loans, REO Properties and residential mortgage backed securities, as well as an understanding of statistically significant collateral characteristics that are key drivers behind residential loan modifications.

To execute this strategy, we have facilitated the Ocwen Servicing Agreement to provide for the servicing of the mortgage loans Residential acquires and the maximization of the value of those mortgage loans through Ocwen’s loan modification, assisted deed-in-lieu, assisted deed-for-lease and other loss mitigation programs.  As a subprime and Alt-A mortgage loan servicer, Ocwen has a significant amount of experience with special servicing.  Ocwen’s collection strategies seek to identify payment problems at the early stage of delinquency and, if necessary, to address the delinquency in order to preserve the equity in a pre-foreclosure mortgage property.  Based on its in-depth experience as a leading mortgage servicer, Ocwen has developed a number of strategies to improve the collection process, including, a proactive consulting approach, defined call strategies, a variety of loan modification strategies and enhanced payment methods.

Ocwen is licensed to service mortgage loans in all 50 states, the District of Columbia and two U.S. territories.  Ocwen is a leading provider of residential and commercial mortgage loan servicing, special servicing and asset management services.  As of June 30, 2012, Ocwen serviced 810,894 residential loans with an aggregate unpaid principal balance of $127.8 billion.  Ocwen and its predecessors have been servicing mortgage loans since 1988.  Ocwen has been a leader in developing and implementing mortgage servicing industry best practices and utilizes advanced modeling of loan and consumer-specific resolution alternatives to reduce losses.

As the mortgage loans are modified and refinanced or become REO Properties, we expect that the value of these residential assets will increase.  For re-performing mortgage loans, we expect Residential to monetize those loans as the borrowers refinance these loans near the estimated value of the underlying property.  This should result in attractive returns to Residential, given that we believe the same mortgage loans will often sell, in our management’s experience, for as low as 55% of the estimated value of the underlying property securing the loan.

For those loans which remain non-performing, Residential has a low cost of capital and can effectively and efficiently transition the loans through the default process.  As a result, we believe that Residential can acquire mortgage loans that become REO Properties at a lower cost than the cost to directly acquire REO Properties.

We also have a strategy for Residential to make targeted investments in the single-family residential market. With our Services, Residential will acquire REO Properties, renovate them, lease them and earn rental income. Based on the industry experience of our management team, we believe that the entry point for investment in single-family residential real estate is at a generational low, offering the potential for attractive returns.

To address the operational challenges of managing single family residential real estate on a nationwide basis, we have facilitated the Altisource Master Services Agreement, whereby Altisource will provide Residential with property management, leasing and construction management services.  Altisource is one of the few nationwide single-family REO management and property inspection and preservation companies.  Altisource has existing nationwide single-family asset management, property inspection and preservation, real estate brokerage and settlement services operations, primarily performed from centralized lower cost locations.  We believe that Altisource’s strong real property management experience and centralized vendor management model will allow Residential to operate single-family rental assets at a lower cost than its competitors.  Residential’s goal is to minimize its property management expenses for a single-family rental asset so that those expenses will be similar to that for an apartment unit managed by a multi-family REIT.

While investing in REO Properties and residential mortgage loans offers a variety of opportunities, it is also a socially responsible initiative. The long-term hold strategy of investors like Residential will assist in stabilizing the housing market by reducing for-sale inventory levels.  It will also provide affordable access to housing for families that cannot otherwise buy a home and create jobs to refurbish and maintain housing.  Our loan modification strategy keeps more homeowners in their homes and avoids the economically inefficient costs of foreclosure.

Title Insurance and Reinsurance.  The acquisition of REO Properties and mortgage loans requires a detailed analysis of the chain of title and typically involves the purchase of title insurance to ensure clear and marketable title to each property.  We intend to invest in the voting common stock of NewSource for $2 million.  In conjunction with our investment in NewSource, we will provide our Services to NewSource pursuant to the NewSource Asset Management Agreement.  Residential intends to simultaneously invest in the non-voting preferred stock of NewSource for $18 million.  Residential and AAMC will be the only owners of NewSource, and we do not anticipate that NewSource will require any additional equity capital beyond the initial capitalization.  NewSource will retain Altisource under a long-term Title Insurance Services Agreement to provide a wide range of technical underwriting services that will allow NewSource to evaluate title risk in a timely and cost effective manner.  Altisource will receive the Performance Fee after NewSource pays the 12% preferred dividend to Residential.  Additionally, NewSource intends to enter into a Management Agreement with Marsh IAS Management Services (Bermuda) Ltd., which will allow it to avoid the cost of having any permanent employees in Bermuda or otherwise. AAMC will be eligible to receive the management fee under the NewSource Asset Management Agreement and all retained earnings of NewSource.

We believe NewSource will provide stable earnings to us by insuring and reinsuring title insurance on Residential’s mortgage loans and single-family rental assets as well as the mortgage loans and real estate sourced by Altisource through its relationships with Ocwen and Lenders One, a national alliance of leading community mortgage bankers, correspondent lenders and suppliers of mortgage products and services.  By directly writing policies for Residential and Altisource, we expect that NewSource will retain 100% of the premium for the title insurance or reinsurance it provides.  This materially reduces NewSource’s exposure from title insurance claim-related losses since it retains a significant portion of the revenue normally paid as commissions to unaffiliated title agents to absorb any such claims.

Customers

Initially, Residential will be our only client.  In the future, we intend to provide our Services to NewSource and to a variety of companies who invest in other asset classes and who are generally not Residential’s competitors.

Competition

The asset management business is an intensely competitive business.  Competition is driven by a number of factors, including asset performance, the quality of service provided to clients, brand recognition and business reputation.  For additional information, please refer to the discussion in this section, “Risk Factors—Risks Related to Our Business in General” and “Risk Factors—Risks Related to the Acquisition and Ownership of Real Estate and Real Estate Related Assets.”

Government Approval

Outside of routine business filings, we do not believe that it is necessary to obtain any government approval in order to operate its business.

Governmental Regulations

We do not believe that there are any governmental regulations that will affect the conduct of our business.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to avail ourselves of certain exemptions from various reporting requirements of public companies that are not “emerging growth companies,” including, but not limited to, an exemption from complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We have not made a decision whether to avail ourselves of certain of these exemptions.

In addition, the JOBS Act provides that an “emerging growth company” can utilize an extended transition period for complying with new or revised accounting standards, allowing it to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies which are not emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Employees

As of June 30, 2012, we had no employees.  The employees of AAMC will commence their employment on or around the Separation Date.  We believe that our future success will depend, in part, on our ability to continue to attract, hire and retain skilled and experienced personnel.

Properties and Facilities

Our corporate headquarters are located in Frederiksted, St. Croix, United States Virgin Islands, in a facility leased by OMS and subleased to us.  The following table sets forth information relating to our primary facilities at [    ], 2012:

Location	Owned / Leased	Square Footage
Executive office and headquarters:
402 Strand St., Frederiksted, United States Virgin Islands 00840-3531	Leased	2,150

We believe our properties are suitable and adequate with sufficient capacity to meet our current needs.

Legal Proceedings

We are not subject to any pending legal proceedings.

MANAGEMENT

Directors and Executive Officers

Set forth below is information concerning those persons that will serve as executive officers and directors of AAMC:

Name	Age	Position(s) with the Company
William C. Erbey	63	Chairman of the Board of Directors
Ashish Pandey	37	Chief Executive Officer and Director
Rachel M. Ridley	34	Chief Financial Officer
David P. Durm	42	General Counsel and Secretary
Paul T. Bossidy	52	Director
Cindy Gertz	57	Director
Dale Kurland	68	Director
Salah Saabneh	44	Director
Robert C. Schweitzer	66	Director

William C. Erbey.  Mr. Erbey is the Chairman of the Board of Directors. He has served as the Chairman of the Board of Directors of Ocwen since September 1996, Chairman of the Board of Altisource since July 2009 and Chairman of the Board of HLSS since December 2010. Additionally, he served as Chief Executive Officer of Ocwen from January 1988 to October 2010 and as the President of Ocwen from January 1988 to May 1998. From 1983 to 1995, Mr. Erbey served as a Managing General Partner of The Oxford Financial Group, a private investment partnership that was the predecessor of Ocwen. From 1975 to 1983, Mr. Erbey served at General Electric Capital Corporation in various capacities including as the President and Chief Operating Officer of General Electric Mortgage Insurance Corporation. He holds a Bachelor of Arts in Economics from Allegheny College and a Masters of Business Administration from Harvard University.

Mr. Erbey’s experience in the financial services and mortgage services industries provides the Board of Directors with a perspective and insight into strategic and operational opportunities as well as economic and industry trends of relevance to the competitive positioning of the Company.  In addition, his experience as the Chairman of the boards of directors of Ocwen, HLSS and Altisource demonstrates his leadership capability and business acumen.

Ashish Pandey.  Mr. Pandey was appointed to the Board of Directors of AAMC in [   ] 2012. Mr. Pandey will serve as the Chief Executive Officer of AAMC.  He will be responsible for the overall strategic direction of the company. Mr. Pandey currently serves as the Chief Executive Officer of Correspondent One, an affiliate of Altisource, and he will resign from that position on the Separation Date. He previously served as Executive Vice President of Ocwen from July 2008 to August 2011 and was responsible for the oversight of asset management vehicles and capital deployment for mortgage servicing portfolio acquisitions for Ocwen. He served as Treasurer and Director of Corporate Strategy from February 2005 to July 2008 for Ocwen. From May 2002 to October 2003, Mr. Pandey served as an Associate Consultant with Tata Strategic Management Group. He holds a Bachelor’s of Science in Engineering from the S.G.S. Institute of Technology and Science and a Masters of Business Administration from the Indian Institute of Management.

Mr. Pandey’s experience in the mortgage industry, particularly with respect to the acquisition and management of mortgage-backed assets, provides the Board of Directors with subject matter expertise.  In addition, through his various roles within Ocwen and his position as Chief Executive Officer of Correspondent One, Mr.

Pandey has acquired an knowledge of our business and is well-positioned to offer the Board of Directors insight into Company-specific issues.

Rachel M. Ridley.  Ms. Ridley will serve as the Chief Financial Officer of AAMC.  Prior to joining AAMC, she served as Senior Manager in Assurance Services, Asset Management for PricewaterhouseCoopers LLC since 2008 and various positions within PwC from 2000 to 2008.  Ms. Ridley is a Certified Public Accountant (Maryland).  She holds a Bachelor of Business Administration from Emory University and a Master in Professional Accounting from the University of Texas at Austin.

David P. Durm.  Mr. Durm will serve as the General Counsel and Secretary of AAMC. He has served as a Vice President for Altisource since March 2012. Prior to joining Altisource, he served for nearly six years as a Vice President — Legal and Assistant Secretary of Duke Realty Corporation.  Prior to that, Mr. Durm was an attorney with the law firm of Faegre Baker Daniels LLP from May 1998 to June 2006.  He holds a Bachelor of Science in Business Marketing from the Indiana University Kelley School of Business and a Juris Doctorate from the Indiana University Mauer School of Law.

Paul T. Bossidy. Mr. Bossidy was appointed to the Board of Directors of AAMC in [    ] 2012.  Mr. Bossidy has served as President and Chief Executive Officer of Clayton Holdings LLC (“Clayton”) since October 2008 and is responsible for the overall strategic direction and operating results of the business. Clayton is a privately-held provider of risk management services to the mortgage industry. Mr. Bossidy also serves on the Board of Directors of Infinia Corporation, a solar energy technology company and the developer of a proprietary solar power generation product that converts solar energy into electricity. Prior to joining Clayton, Mr. Bossidy was a Senior Operations Executive and Operations Partner at Cerberus Capital Management LP from 2006 to 2008. Prior to that, Mr. Bossidy served in various executive appointments for General Electric Company from 1993 to 2006, including General Manager of Corporate Business Development, President of the Refrigerator Product Line within GE Appliances Division, President and Chief Executive Officer of GE Lighting (North America), President and Chief Executive Officer of GE Vendor Financial Services, President and Chief Executive Officer of GE Commercial Equipment Financing and President and Chief Executive Officer of GE Capital Solutions Group. He is a Certified Public Accountant and a Certified Six Sigma Black Belt. Mr. Bossidy holds a Bachelor of Arts from Williams College in Williamstown, Massachusetts, a Master in Accounting from New York University in New York, New York and a Master of Business Administration with concentrations in Finance and Marketing from Columbia University Graduate School of Business in New York, New York.

Mr. Bossidy’s experience providing risk management services to the mortgage industry, along with his prior management and board of directors experience, provides the Board of Directors with strategic and industry-specific expertise. In addition, his knowledge and background in accounting allow him to provide guidance to the Board of Directors in overseeing financial and accounting aspects of our operations.

Cindy Gertz. Ms. Gertz was appointed to the Board of Directors of AAMC in [    ] 2012.  Ms. Gertz has served as a consultant since 2011 for clients involved with the development of housing policy regulations, as well as for large lenders impacted by proposed regulations and potential changes to the housing finance system.  Previously, Ms. Gertz served as Director of Operations, Homeownership Preservation Office from 2009 to 2011 for the Department of the Treasury, Office of Financial Stability.  From 2000 to 2002, Ms. Gertz served as Chief Financial Officer and Treasurer of Public Broadcasting Service (PBS) in Alexandria, Virginia.  Ms. Gertz served in various executive appointments for Freddie Mac in McLean, Virginia from 1984 to 1999, including Vice President, Shareholder Relations, Vice President, Division Controller and Vice President, Corporate Planning.  Before joining Freddie Mac, Ms. Gertz served in financial management posts at Texas Instruments in Houston, Texas.  Ms. Gertz holds a Bachelor of Arts with Distinction from the University of Colorado in Boulder, Colorado and a Master of Business Administration from the University of Michigan in Ann Arbor, Michigan.

Ms. Gertz’s experience in the real estate financing industry, which includes experience with operational risk oversight, loan modifications and loss mitigation programs, allows her to offer guidance to the Board of Directors from both an operational and a strategic perspective. In addition, her prior management experience and knowledge of the financial services industry bring insights to the Board of Directors, particularly in the areas of finance and strategic planning.

Dale Kurland. Ms. Kurland was appointed to the Board of Directors of AAMC in [    ] 2012.  Ms. Kurland is the founder and President of Classic Strategies Group, LLC (“CSG”), a private company founded in 2004 which provides mergers and acquisition consulting services to mortgage banking executives. Prior to forming CSG, Ms. Kurland served as President of DK Advisory Services, Inc. where she was involved in the sales of JI Kislak Mortgage Corporation, James Madison Mortgage Corporation, First Town Mortgage Corporation and HomeSouth Mortgage. Prior to joining DK Advisory Services, Ms. Kurland was the head of Bear Stearns’ Mortgage Banking Mergers and Acquisitions Group where she advised clients on the purchase and sale of mortgage companies and mortgage servicing portfolios. Ms. Kurland served on the Board of Directors of Lender Services, Inc. until the sale of the company to Fidelity National Financial in February 2003. Ms. Kurland holds a Bachelor of Arts from Skidmore College in Saratoga Springs, New York.

Ms. Kurland’s background in real estate financing and advisory experience in the mortgage and real estate industries, along with her prior management and board of directors experience, brings industry expertise, leadership direction and guidance to the Board of Directors.

Salah Saabneh. Mr. Saabneh was appointed to the Board of Directors of AAMC in [    ] 2012. Mr. Saabneh is a founding partner at Manikay Partners, LLC, an investment management firm and has served as a senior member of the Manikay Partner’s event-driven and special situations investment team since 2008. Prior to joining Manikay Partners, Mr. Saabneh served from 2005 to 2008 as Director, Securitized Products and Special Situations, at Angelo, Gordon & Co.  Previously, Mr. Saabneh was a senior banker at ING Financial Markets LLC and UBS Warburg LLC and was involved in structuring and underwriting a wide range of securitization transactions and asset-backed financings.  Mr. Saabneh practiced corporate and finance law with Sidley & Austin in New York City and London.  Mr. Saabneh holds a Bachelor of Laws from Hebrew University in Jerusalem, a Master of Laws from Georgetown University in Washington, D.C. and a Master of Business Administration from Columbia University in New York, New York.

Mr. Saabneh’s legal and corporate finance background, and experience structuring and underwriting mortgage securitization transactions and other asset-backed financing transactions, brings strategic and operational insights to the Board of Directors.

Robert C. Schweitzer. Mr. Schweitzer was appointed to the Board of Directors of AAMC in [    ] 2012.  Mr. Schweitzer has over 35 years of experience in the financial services industry in various positions of increasing responsibility.  Mr. Schweitzer also serves as Chairman of the Board of PetMeds (NASDAQ:PETS).  In his financial services career, in addition to managing major line organizations, Mr. Schweitzer has successfully managed several acquisition and turnaround situations. Mr. Schweitzer served as President and Chief Operating Officer of Shay Investment Services, Inc. from 2007 to 2012 and was responsible for managing all aspects of the firm.  Prior to joining Shay, from 2004 to 2006, Mr. Schweitzer served as the Florida Regional President of Northwest Savings Bank following its acquisition of Equinox Bank, where he was President and Chief Executive Officer.  From 1999 to 2003, Mr. Schweitzer served as Regional President of Union Planters Bank for the Broward and Palm Beach counties Florida markets, and from 1993 to 1999 he served as Executive Vice President and Head of Commercial Banking for Barnett Bank/NationsBank/Bank of America in Jacksonville, Florida.  Mr. Schweitzer also held the positions of Director and Head of Real Estate Consulting for Coopers & Lybrand in Washington, D.C., from 1991 to 1993, Senior Vice President/Manager of Central North America Commercial Real Estate as well as Manager of Domestic Credit Review for the First National Bank of Chicago from 1985 to 1991 and Senior Vice President/Manager of Central North America Banking for Wachovia Bank from 1975 to 1985.  Mr. Schweitzer served in the United States Navy in the Submarine Force and Navy Reserve for 30 years and retired with a rank of Captain.  Mr. Schweitzer holds a Bachelor of Science from the United States Naval Academy in Annapolis, Maryland and a Master of Business Administration from the University of North Carolina in Chapel Hill, North Carolina.

Mr. Schweitzer’s background in real estate and experience leading financial services organizations, brings operational and leadership expertise as well as knowledge of strategic planning and public company corporate governance to the Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction, Philosophy and Objectives

This compensation discussion and analysis provides information regarding our anticipated compensation program and elements thereof for our named executive officers.  Our named executive officers are:

Name	Position
Ashish Pandey	Chief Executive Officer
Rachel M. Ridley	Chief Financial Officer
David P. Durm	General Counsel and Secretary

Our Compensation Committee will be responsible for the design of our executive compensation program. We believe an effective executive compensation program will align executives’ interests with shareholders by rewarding performance that achieves or exceeds specific financial targets and strategic goals designed to improve shareholder value. The program will seek to promote individual service longevity and to provide our executives with long-term incentive opportunities that promote consistent, high-level financial performance. The Compensation Committee will evaluate both performance and compensation periodically to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated employees of our peer companies. To achieve these objectives, we generally believe executive compensation packages should include base salary, an annual incentive opportunity and equity compensation that rewards performance as measured against established goals.

We anticipate that initially the program, which is largely based on the Altisource executive compensation program, will include the elements described below.

Role of Executive Officers in Compensation Decisions

Certain executives will be involved in the design and implementation of our executive compensation programs including the Chief Executive Officer, who will typically be present at Compensation Committee meetings. These executives will review annually the performance of each executive officer (other than the Chief Executive Officer whose performance will be reviewed by the Compensation Committee) and will present their conclusions and recommendations regarding incentive award amounts to the Compensation Committee for its consideration and approval. The Compensation Committee will be able to exercise its discretion in accepting, rejecting and/or modifying any such recommendations; however, executive compensation matters generally will be delegated to the Chief Executive Officer for development and execution.

Elements of Compensation

The compensation program for our named executive officers will consist of base salary, an annual incentive opportunity and equity compensation. This compensation structure will provide each named executive officer with a competitive salary while emphasizing an incentive opportunity element that is tied to the achievement of corporate goals and strategic initiatives as well as individual performance. In addition, our named executive officers will participate in an equity incentive opportunity, which will further align their interest with the creation of long-term shareholder value. We believe these elements of compensation are appropriate in light of our industry, current challenges and environment.

Base Salary

Base salaries for our named executive officers will be established based on individual qualifications and job responsibilities while taking into account compensation levels at similarly situated companies for similar positions.

Base salaries of the named executive officers will be reviewed annually during the performance appraisal process with adjustments made based on market information, internal review of the executive officer’s compensation in relation to other executive officers, individual performance of the executive officer and corporate performance. Salary levels will also be considered upon a promotion or other change in job responsibility. Salary adjustment recommendations will be based on our overall performance and an analysis of compensation levels necessary to maintain and attract quality personnel. While the Compensation Committee will set the base salary for the Chief Executive Officer, the base salaries for all other executive officers will be recommended by the Chief Executive Officer.

Base salaries of the named executive officers will be reviewed annually during the performance appraisal process with adjustments made based on market information, internal review of the executive officer’s compensation in relation to other executive officers, individual performance of the executive officer, corporate performance and an analysis of compensation levels necessary to maintain and attract quality personnel. Salary levels will also be considered upon a promotion or other change in job responsibility.

Annual Incentive Opportunity

Each of our named executive officers will have an annual incentive opportunity pursuant to an annual incentive plan structured to motivate executive officers to achieve pre-established key performance indicators by rewarding the executives for such achievement. This will be accomplished by utilizing a balanced scorecard methodology which incorporates multiple financial and non-financial performance indicators developed through our annual strategic planning process to enhance Company performance and long-term shareholder value. The corporate scorecard will be approved annually by the Compensation Committee and/or the full Board of Directors and will be utilized by the Compensation Committee as a factor to determine the appropriate amount of incentive compensation to be paid to the named executive officers. During the development of the corporate scorecard each year, the Compensation Committee will consider the level of difficulty associated with the attainment of each goal in the scorecard with the intent to establish the target goal at a level that is challenging.

Our anticipated corporate scorecard and corresponding achievement levels will be approved following the Separation and annually thereafter by our Compensation Committee and/or our Board of Directors. We anticipate the incentive award for our Chief Executive Officer will be structured so that compensation opportunities will be related to (i) the Company’s performance versus the objectives established in the corporate scorecard (80%), and (ii) a performance appraisal (20%). The incentive awards of our other named executive officers will be structured so that compensation opportunities will be related to (i) performance within the corporate, business unit or support unit scorecard as expressly assigned in each executive’s scorecard (80%) (of which typically 50% or more is weighted on corporate financial objectives), and (ii) a performance appraisal (20%).

The components in each scorecard will be weighted individually based on relevance to the ultimate financial performance of the Company and the importance of the achievement to the success of our corporate strategy. Within each component of the scorecard, there will be three established levels of achievement: threshold, target and outstanding. Each level of achievement is tied to a relative point on a percentage scale which indicates the executive officer’s level of goal achievement within each component of the scorecard. Achieving the threshold level of achievement will earn the executive officer 50% of the target incentive opportunity tied to such goal; the target level of achievement will earn the executive officer 100% of the target incentive opportunity tied to such goal and the outstanding level of achievement will earn the executive officer 150% of the target incentive opportunity tied to such goal. Any achievement below the threshold level will not entitle the executive to compensation for the associated goal.

The goals and initiatives on the corporate scorecard will be further cascaded down through the organization to all of our incentive-eligible employees in their personal scorecards. The scorecards will be communicated to all incentive-eligible employees by the Human Resources Department or the employee’s immediate supervisor and will be available to employees in our performance management tracking system. Performance against such scorecards is reviewed with senior management on a quarterly basis and after the end of each year. This incentive opportunity structure is intended to align the goals of our incentive-eligible employees with the overall success of the Company, while establishing clear performance standards within their respective business or support units.

Executives will have 20% of their incentive opportunity determined by their performance appraisal for the service year. Each of our executive officers will perform a self-assessment as to his or her performance against his or her goals for the applicable year. Our Chief Executive Officer will utilize these assessments, as well as his or her own observations, to prepare a written performance appraisal for each of the other executive officers. These performance appraisals will rate performance on objective criteria related to two key factors: (i) the executive’s ability to improve and develop the organization throughout the year, and (ii) the executive’s strategic contributions to the direction of the Company.

The Chief Executive Officer’s scorecard performance and personal performance appraisal will be determined by the Compensation Committee in consultation with the Chairman, taking into consideration whether the Company’s performance and corresponding incentive results present a fair representation of the Chief Executive Officer’s performance.

For our executive officers other than the Chief Executive Officer, the Chief Executive Officer, together with any other executive officers involved in the evaluation, will present the personal scorecard performance and the performance appraisal scores to the Compensation Committee and will make recommendations as to the appropriate incentive amounts.  The Compensation Committee will evaluate the recommendations in light of the Company’s overall performance and the executive’s business unit or support unit’s performance and will make the final compensation award determinations for each executive. Annual incentive compensation is paid to our executive officers and other annual incentive-eligible employees following this determination.

Upon the commencement of their services for the Company at the Separation, the named executive officers’ annual non-equity compensation will be structured as follows:

Officer	Base Salary	Target Annual Incentive Opportunity	Maximum Annual Incentive Opportunity(1)
Ashish Pandey, Chief Executive Officer	$325,000	$325,000	$487,500
Rachel M. Ridley, Chief Financial Officer	$210,000	$90,000	$135,000
David P. Durm, General Counsel and Secretary	$248,000	$152,000	$228,000

The 2012 Equity Incentive Plan

Prior to the Separation, we expect the Altisource Board of Directors to approve the 2012 Equity Incentive Plan (the “2012 Plan”).  The following summary of the 2012 Plan describes the expected terms of the 2012 Plan, but the precise terms cannot be determined until the 2012 Plan is approved by the Altisource Board of Directors.

Administration

The 2012 Plan will be administered by the Compensation Committee.  The Compensation Committee will have full authority, in its discretion, to interpret the 2012 Plan and to determine the persons who will receive awards and the number of shares to be covered by each award. It is expected that all employees of AAMC and any subsidiaries of AAMC, as well as key executives of Altisource and Ocwen, will be eligible for participation under the 2012 Plan.

Each award granted under the 2012 Plan will be evidenced by a written award agreement between the participant and AAMC, which describes the award and states the terms and conditions to which the award is subject. If any shares subject to an award are forfeited or if any award terminates, expires or lapses without being exercised, shares of common stock subject to such award will again be available for future grant.

Awards under the 2012 Plan

The 2012 Plan will allow for the grant of stock options, restricted stock, performance awards and other equity awards. In lieu of receiving some or all of their annual incentive, our named executive officers may be granted the opportunity to purchase non-voting preferred shares in the Company, which will allow them to receive preferred distributions. The preferred distributions will be in lieu of the annual incentive and not cumulative.

The aggregate number of shares of our common stock that may be issued under the 2012 Plan is currently contemplated to be 15% of our outstanding shares, subject to proportionate adjustment in the event of stock splits and similar events.

Stock Options

The 2012 Plan will allow for the grant of stock options. The Compensation Committee will determine the option’s exercise price, when the option becomes exercisable and the acceptable methods of payment. Except under limited circumstances, no stock option may be exercised after the expiration of ten years from the date of grant.

Restricted Stock

The 2012 Plan will allow for the grant of restricted shares of our common stock ( “Restricted Stock”), which are subject to forfeiture before the restrictions (which may include restrictions on the right to transfer or encumber the shares while subject to restriction) lapse.  The restrictions may lapse due to continued employment (of not less than three years) or the achievement of performance goals.

Performance Awards

The 2012 Plan will allow for the grant of performance awards, which entitle the recipient to receive shares of our common stock upon the achievement of specified performance goals during specified periods.  The Compensation Committee will establish the terms of a performance award, including the applicable performance goals, the period in which the goals must be achieved and the number of shares of common stock to be awarded.

Other Equity Awards

The 2012 Plan will allow for our Compensation Committee, subject to limitations under applicable law, to grant to eligible employees such other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock, as deemed by the Compensation Committee to be consistent with the purposes of the 2012 Plan, including, without limitation, purchase rights, equity appreciation rights, shares of common stock awarded without restrictions or conditions, convertible securities, exchangeable securities or other rights convertible or exchangeable into shares of common stock, as the Compensation Committee in its discretion may determine.

The 2012 Plan will allow for our Compensation Committee and/or our Board of Directors to establish a preferred distribution or purchase right award pursuant to which our named executive officers will be entitled to purchase shares of the Company and receive preferred distributions in lieu of some or all of their annual incentive opportunity (the “Purchase Right”).

Any shares of common stock or securities delivered pursuant to a Purchase Right granted under the 2012 Plan will be purchased for such consideration, paid for by such methods and in such forms, including, without limitation, cash, shares of common stock, or other property or any combination thereof, as the Compensation Committee will determine. However, the value of such consideration will not be less than the fair market value of such shares of common stock or other securities on the date of grant of the Purchase Right.

Miscellaneous

Except to the extent otherwise determined by the Compensation Committee, no award and no rights or interests therein will be assignable or transferable by a participant otherwise than by will or the laws of descent and distribution.

Subject to and consistent with the provisions of the 2012 Plan, the Compensation Committee will determine the terms and conditions of the equity awards granted pursuant thereto, including but not limited to the number of shares awarded, vesting criteria, exercise restrictions, transferability, payment terms, cancellations and treatment upon the occurrence of various termination events.

The Board of Directors will have the authority to amend, suspend or terminate the 2012 Plan at any time without shareholder approval except to the extent that shareholder approval is required by law or stock exchange rules or if the amendment, alteration or other change materially increases the benefits accruing to participants, increases the number of shares available under the 2012 Plan or modifies the requirements for participation under the 2012 Plan or if the Board of Directors determines that shareholder approval is advisable. Without the consent of the participant, no amendment, suspension or termination of the 2012 Plan or any award may materially and adversely affect the rights of such participant under any previously granted award.

2012 Equity Award Grants

Subject to the approval of the 2012 Plan and effective upon Separation, the Altisource Board of Directors approved on the recommendation of the Altisource Compensation Committee,  grants of Restricted Stock in the amounts as a percentage of initial outstanding common stock as set forth below to the following named executive officers of the Company:

Officer	AAMC Restricted Stock Award (% of initial outstanding common stock)

Ashish Pandey, Chief Executive Officer	2.0

Rachel M. Ridley, Chief Financial Officer	0.375

David P. Durm, General Counsel and Secretary	0.5

Additionally, the following Restricted Stock awards were made to key executives of Altisource and Ocwen (as a percentage of initial outstanding common stock): 2.25% to the Executive Chairman of Ocwen, 1.25% to the Chief Executive Officer and President of Ocwen, 1.25% to the Chief Executive Officer of Altisource, 0.625% to the Chief Administration Officer and General Counsel of Altisource and 0.375% to the Chief Financial Officer of Altisource. Because Altisource’s performance under the Altisource Master Services Agreement and Ocwen’s performance under the Ocwen Servicing Agreement are instrumental to the financial performance of the Company, these Restricted Stock awards are intended to retain, motivate and align the interests of members of Altisource’s and Ocwen’s management with the success of the Company.

The Restricted Stock will vest in three tranches, subject to the achievement of the following performance hurdles:

•                  Twenty-five percent (25%) of the grant to an executive will vest in accordance with the vesting schedule set forth below if the market value of Company stock meets all three of the following conditions: (i) the market value is at least equal to $250 million; (ii) the market value has realized a compounded annual gain of at least twenty percent (20%) over the market value on the date of the grant; and (iii) the market value is at least double the market value on the date of the grant;

•                  Fifty percent (50%) of the grant to an executive will vest in accordance with the vesting schedule set forth below if the market value of Company stock meets all three of the following conditions: (i) the market value is at least equal to $500 million; (ii) the market value has realized a compounded annual gain of at least twenty-two and a half percent (22.5%) over the market value on the date of the grant; and (iii) the market value is at least triple the market value on the date of the grant and

•                  Twenty-five percent (25%) of the grant to an executive will vest in accordance with the vesting schedule set forth below if the market value of Company stock meets all three of the following conditions: (i) the market value is at least equal to $750 million; (ii) the market value has realized a compounded annual gain of at least twenty-five percent (25%) over the market value on the date of the grant; and (iii) the market value is at least quadruple the market value on the date of the grant.

After the performance hurdles for a tranche have been achieved, 25% of the Restricted Stock in that tranche will vest on each of the first four anniversaries of the date that the performance hurdles for that tranche were met.

If an award recipient’s service with the Company or any of its affiliates is terminated prior to full vesting of the Restricted Stock, then the award recipient will forfeit all unvested Restricted Stock to the Company, except that if (i) an award recipient’s service is terminated without cause or due to death or disability and (ii) the performance hurdles for a tranche have already been achieved or are achieved within 90 days of termination, unvested stock for the corresponding tranche will continue to vest according to the above vesting schedule.

Award recipients will have the right to make the election permitted under Section 83(b) of the United States Code.

Stock Ownership Policies

Although we do not anticipate having stock ownership requirements, our philosophy is that equity ownership by our directors and executives is important to attract, motivate, retain and to align their interests with the interests of our shareholders. We believe that the Company’s equity incentive programs will be adequate to achieve this philosophy. We will also maintain a management directive detailing our insider trading policy as well as our trading window period policy for directors, executive officers and other employees.

Setting Compensation Levels

In determining appropriate compensation levels and structure, we will conduct benchmarking on executive compensation among peer companies of comparable size, industry, location and similar attributes to the Company. We believe this methodology of peer group benchmarking is an effective approach to setting compensation levels to ensure that the Company’s pay practices allow it to attract and retain executive employees of the highest quality. We anticipate that our executive compensation program will be effectively designed and administered to align our executives’ interests with those of our shareholders and will be instrumental to achieving our business strategy.

Other Compensation

The Compensation Committee’s policy with respect to other employee benefit plans will be to provide benefits to our employees, including our executive officers, that are comparable to benefits offered by companies of a similar size to ours. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees.

Potential Payments upon Termination

Below is a description of amounts that would be potentially payable to each named executive officer assuming their employment terminates under various scenarios.

If employment is terminated by the named executive officer’s retirement or disability, the Company will pay all standard relocation costs to relocate the executive to the executive’s domicile prior to being relocated to the U.S. Virgin Islands.  If the Company terminates the employment of the executive other than for “cause” the Company may make a cash payment of up to six months’ salary.  In these instances, the Company will also pay all standard relocation costs to relocate the executive to their previous domicile prior to being relocated to the U.S. Virgin Islands.  If the executive is terminated by the Company for “cause”, the Company shall have no further obligation to make any further payment to the executive, other than amounts accrued and unpaid at the date of termination. If the executive resigns, the Company shall have no further obligation to make any further payment to the executive, other than amounts accrued and unpaid at the date of resignation.

As used herein, “cause” will mean, as reasonably determined by the Board of Directors, either (i) any willful or grossly negligent conduct (including but not limited to fraud or embezzlement) committed by the executive in connection with the executive’s employment with the Company, which conduct in the reasonable determination of the Board of Directors has had or will have a material detrimental effect on the Company’s business or (ii) the executive’s conviction of, or entering into a plea of guilty or nolo contendere to, a felony involving fraud or embezzlement or such other crime which may bring disrepute upon the Company, whether or not committed during the course of the executive’s employment with the Company.

Restrictive Covenants

All of our executive officers will execute an intellectual property and non-disclosure agreement upon commencement of their employment.  This agreement requires the executive officer to hold all “confidential information” in trust for us and prohibits the executive officer from using or disclosing such confidential information except as necessary in the regular course of our business or that of our affiliates.  Other than these restrictive covenants, we generally will not have employment agreements with our executive officers.

Tax Considerations

The timing of compensation decisions is driven by a variety of tax considerations. Under Section 162(m) of the Code, the tax deduction by corporate taxpayers is limited with respect to the compensation of certain executive officers up to $1,000,000 per covered executive unless such compensation is based upon the attainment of performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation.

In order to satisfy the deductibility requirements under Section 162(m) of the Code, performance objectives must be established in the first 90 days of the performance period.  For annual incentive awards, this means performance objectives must be established no later than the end of March.  In addition, in order to avoid being considered deferred compensation under Section 409A of the Code and to be deductible for the prior tax year, our annual incentive awards with respect to the prior year must be paid out by March 15 for employees of the Company who are U.S. taxpayers.

HISTORICAL EXECUTIVE COMPENSATION

For the period from March 15, 2012 (inception) through June 30, 2012, our named executive officers have not received any cash (or non-cash) compensation from the Company.

COMPENSATION COMMITTEE’S INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee will have any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K.  Since our inception, none of our named executive officers has served on the Board of Directors or compensation committee of any other company that has or had one or more named executive officers who served as a member of our Board of Directors or will serve on our Compensation Committee.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

We initially intend to have a Board of Directors that consists of seven directors. William C. Erbey is the Chairman of the Board of Directors of AAMC.  Mr. Erbey is also the Chairman of the Board of Directors of Residential. He will also continue to serve in his role as the Chairman of the Board of Directors of Altisource and HLSS and as the Executive Chairman of Ocwen. Other than Mr. Erbey, no directors of Altisource will become directors of AAMC. In addition to Mr. Erbey, directors of AAMC will include Paul T. Bossidy, Cindy Gertz, Dale Kurland, Ashish Pandey, Salah Saabneh and Robert C. Schweitzer.

We expect our Board of Directors will adopt Corporate Governance Guidelines that, along with the charters of our Board committees and our Code of Conduct for employees and directors, will provide the framework for the governance of our Company.

Meetings of the Board of Directors

We anticipate that the Board of Directors will play an active role in overseeing management and representing the interests of the shareholders. We expect directors to attend all Board meetings, the meetings of committees on which they serve and the Annual Meeting of Shareholders. We also expect to consult directors for advice and counsel between formal meetings.

Director Independence

We plan for our Corporate Governance Guidelines to provide that our Board of Directors must be comprised of a majority of directors who qualify as independent directors under the listing standards and timing of the [    ] and applicable law.

We anticipate that our Board of Directors will review annually the direct and indirect relationships that we have with each director. Only those directors who will be determined by our Board of Directors to have no material relationship with AAMC will be considered independent directors. This determination will be based in part on analysis of categorical questionnaire responses that follow the independence standards established by the [    ] and will be subject to additional qualifications prescribed under its listing standards and applicable law.

Committees of the Board of Directors

Our Board of Directors will establish an Executive Committee, an Audit Committee, a Compensation Committee and a Nomination/Governance Committee. We provide a brief description of our expectations for these Committees below.

Executive Committee.  Our Executive Committee of our Board of Directors generally will be responsible to act on behalf of our Board of Directors during the intervals between meetings of our Board of Directors. The Executive Committee will be authorized to approve and/or to designate in writing certain individuals to approve actions that are required to be documented by counterparties but do not require action by the Board of Directors. Such actions would include approving, signing and executing checks and electronic funds transmissions and performing such other ministerial actions on such terms, conditions and limits as the Board of Directors deems appropriate in its discretion.

Audit Committee.  The Audit Committee of our Board of Directors will oversee the relationship with our independent registered certified public accounting firm, review and advise our Board of Directors with respect to reports by our independent registered certified public accounting firm, monitor our compliance with laws and regulations applicable to our operations including the evaluation of significant matters relating to the financial reporting process and our system of internal accounting controls and the review of the scope and results of the annual audit conducted by the independent registered certified public accounting firm. Each member of our Audit Committee will be independent as defined in regulations adopted by the SEC. Our Board of Directors also will appoint only financially literate members to our Audit Committee, will require that a majority of its members possess accounting or related financial management expertise and will ensure that each qualifies as an audit committee financial expert as that term is defined in SEC rules implementing requirements of the Sarbanes-Oxley Act. Our Audit Committee will operate under a written charter to be approved by our Board of Directors, a copy of which will be available on our website at www.altisourceamc.com and will be available in print to any shareholder who requests it.

Compensation Committee.  The Compensation Committee of our Board of Directors will oversee our compensation and employee benefit plans and practices. Our Compensation Committee will also evaluate and make recommendations to our Board of Directors for human resource and compensation matters relating to our executive officers. The Compensation Committee will review with the Chief Executive Officer and subsequently approve all executive officer compensation plans, any executive officer severance or termination arrangement and any equity compensation plans that are not subject to shareholder approval. The Compensation Committee also will have the power to review any other compensation plan including the goals and objectives thereof and to recommend changes to these plans to our Board of Directors. Each member of our Compensation Committee will be independent. Our Compensation Committee will operate under a written charter approved by our Board of Directors, a copy of which will be available on our website at www.altisourceamc.com and will be available in print to any shareholder who requests it.

The Compensation Committee will have the authority, at our expense, to retain independent counsel or other advisers as it deems necessary in connection with its responsibilities. We expect that the Chief Executive Officer will be involved in the design and implementation of our executive compensation programs, and that the Chief Executive Officer typically will be present at Compensation Committee meetings. We expect that the Chief Executive Officer annually will review the performance of each executive officer (other than the Chief Executive Officer, whose performance and compensation are reviewed and determined by the Compensation Committee) and present his conclusions and recommendations regarding incentive award amounts to the Compensation Committee for its consideration and approval. The Compensation Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations; however, we generally expect that executive compensation matters will be delegated to the Chief Executive Officer for development and execution.

Nomination/Governance Committee.  The Nomination/Governance Committee of our Board of Directors will make recommendations to our Board of Directors of individuals qualified to serve as directors and committee members for our Board of Directors; advise our Board of Directors with respect to Board of Directors’ composition, procedures and committees; develop and present our Board of Directors with a set of corporate governance principles; and oversee the evaluation of our Board of Directors and our management. Each member of our Nomination/Governance Committee will be independent. Our Nomination/Governance Committee will operate under a written charter approved by our Board of Directors, a copy of which will be available on our website at www.altisourceamc.com and will be available in print to any shareholder who requests it.

It will be the policy of our Nomination/Governance Committee to consider candidates for director recommended by our shareholders. In evaluating all nominees for director, our Nomination/Governance Committee will take into account the applicable requirements for directors under the Exchange Act. In addition, our Nomination/Governance Committee will take into account our best interests as well as such factors as knowledge, experience, skills, expertise, diversity and the interplay of the candidate’s experience with the background of other members of our Board of Directors. The Nomination/Governance Committee regularly will assess the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. Various potential candidates for director then will be identified. We anticipate that candidates may come to the attention of the Nomination/Governance Committee through current members of our Board of Directors, professional search firms, executive officers, shareholders or industry sources. In evaluating the candidate, the Nomination/Governance Committee will consider factors other than the candidate’s qualifications including the current composition of the Board of Directors, the number of independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nomination/Governance Committee will determine whether to interview the prospective nominee, and if warranted, one or more members of the Nomination/Governance Committee, and others as appropriate, will interview prospective nominees. After completing this evaluation and interview, the Nomination/Governance Committee will make a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors will determine the nominees after considering the recommendation and report of the

Nomination/Governance Committee. Should a shareholder recommend a candidate for director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee.

If a shareholder wants to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, the shareholder will be able to do so by writing to our Secretary at Altisource Asset Management Corporation, 402 Strand St., Frederiksted, United States Virgin Islands 00840-3531. The shareholder should provide each proposed nominee’s name, biographical data and qualifications. Such recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director.

Corporate Governance Guidelines

The Corporate Governance Guidelines to be adopted by our Board of Directors will provide guidelines for us and our Board of Directors to ensure effective corporate governance. The Corporate Governance Guidelines will cover topics including: director qualification standards, Board and committee composition, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance evaluation of the Board of Directors.

Our Nomination/Governance Committee will review our Corporate Governance Guidelines at least once a year and, if necessary, recommend changes to the Guidelines to our Board of Directors. Our Corporate Governance Guidelines will be available on our website at www.altisourceamc.com and will be available in print to any shareholder who requests them.

Executive Sessions of Non-Management Directors

We anticipate that non-management directors will meet in executive sessions without management approximately four times per year. The Chairman will preside at each executive session.

Communications with Directors

If a shareholder desires to contact our Board of Directors or any individual director regarding AAMC, the shareholder may do so by mail addressed to our Corporate Secretary at Altisource Asset Management Corporation at 402 Strand St., Frederiksted, United States Virgin Islands 00840-3531. Communications received in writing will be distributed to our Board of Directors or to individual directors, as appropriate, depending on the facts and circumstances outlined in the communication received.

Code of Ethics

We will adopt a Code of Business Conduct and Ethics that applies to our directors, officers and employees. Any waivers from the Code of Business Conduct and Ethics will need to be approved by our Board of Directors or a Board committee and will need to be promptly disclosed to our shareholders. We also will adopt a Code of Ethics that will apply to our Chief Executive Officer and our senior financial officers, including the Chief Financial Officer. The Code of Business Conduct and Ethics and the Code of Ethics for senior financial officers will be available on our website at www.altisourceamc.com and will be available in print to any shareholder who requests a copy by writing to our Secretary at Altisource Asset Management Corporation, 402 Strand St., Frederiksted, United States Virgin Islands 00840-3531. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under the rules of the SEC, will be posted on our website.

BOARD OF DIRECTORS’ COMPENSATION

Compensation

We will provide compensation to our non-management directors, as customary in the United States Virgin Islands and as determined by resolution of the Altisource Board of Directors prior to the Separation and ratified by our Board of Directors after the Separation.  We anticipate that any director compensation may be prorated for a director serving less than a full one-year term, as in the case of a director joining the Board of Directors after an Annual Meeting of Shareholders.  Directors will be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees.  Directors’ compensation will be subject to review and may be adjusted from time to time.  As of the date of this information statement, we have not provided any compensation or reimbursements to our non-management directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Common Stock

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the Record Date by:

•                  each director and named executive officer of AAMC;

•                  all directors and named executive officers of AAMC as a group and

•                  all persons known by AAMC to beneficially own 5% or more of our outstanding common stock.

The table is based upon information supplied to us by directors, executive officers and principal shareholders of Altisource and filings under the Exchange Act.

Shares Beneficially Owned as of [   ], 2012(1)

Name of Beneficial Owner:	Amount	Percent
Leon G. Cooperman(2)	[ ]	[ ]	%
Barry N. Wish(3)	[ ]	[ ]	%
Wellington Management Company, LLP(4)	[ ]	[ ]	%

Directors and Named Executive Officers:	Amount	Percent
William C. Erbey(5)	[ ]	[ ] %
Ashish Pandey	—	—%
Rachel M. Ridley	—	—%
David P. Durm	—	—%
Paul T. Bossidy	—	—%
Cindy Gertz	—	—%
Dale Kurland	—	—%
Salah Saabneh	—	—%
Robert C. Schweitzer	—	—%
All Directors and Named Executive Officers as a Group	[ ]	[ ] %

*   Less than 1%

(1)         For purposes of this table, an individual is considered the beneficial owner of shares of common stock if he or she directly or indirectly has, or shares, voting power or investment power as defined in the rules promulgated under the Exchange Act. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares.  No shares have been pledged as security by the named executive officers or directors.

(2)         Based on information contained in a Schedule 13G/A filed with the SEC on [    ] by Leon G. Cooperman. Includes [    ] shares as to which sole voting power is claimed and [    ] shares as to which sole dispositive power is claimed. Mr. Cooperman’s address is 2700 North Military Trail, Suite 230, Boca Raton, FL 33431.

(3)         Based on information contained in corporate records and in a Schedule 13D/A filed jointly by Barry N. Wish, Wishco, Inc., a Delaware corporation (“Wishco”), and Barry Wish Family Foundation, Inc., a Florida non-profit corporation (“Foundation”), with the SEC on [    ]. Includes (i) [    ] shares owned by Barry N. Wish directly, (ii) [    ] shares owned by Foundation, which is controlled by Mr. Wish and (iii) [    ] shares owned by Wishco, which is controlled by Mr. Wish pursuant to his ownership of [    ]% of the common stock thereto. Mr. Wish’s address is 1661 Worthington Road, Suite 100, West Palm Beach, FL 33409.

(4)         Based on information contained in a Schedule 13G filed with the SEC on [    ] by Wellington Management Company, LLP (“Wellington Management”). Includes [    ] shares which are held of record by clients of Wellington Management and of which Wellington Management, in its capacity as an investment adviser, may be deemed to beneficially own. Wellington Management’s address is 280 Congress Street, Boston, MA 02210.

(5)         Includes [    ] shares held by FF Plaza Partners, a Delaware partnership, of which the partners are William C. Erbey, his spouse, E. Elaine Erbey, and Delaware Permanent Corporation, a corporation wholly owned by William C. Erbey. Mr. and Mrs. William C. Erbey share voting and dispositive power with respect to the shares owned by FF Plaza Partners and to [    ] shares held jointly. Also includes [    ] shares held by Erbey Holding Corporation, a corporation wholly-owned by William C. Erbey and includes

options to acquire [    ] shares which are exercisable on or within 60 days after [    ] and [    ] unvested restricted stock units. Mr. Erbey’s address is 402 Strand St., Frederiksted, VI 00840-3531

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

William C. Erbey, who is our Chairman of the Board of Directors, is currently, and is expected to remain, the Chairman of the Board of Altisource, Ocwen, HLSS and Residential. As a result, he will have obligations to us as well as to Altisource, Ocwen, HLSS and Residential and may have conflicts of interest with respect to matters potentially or actually involving or affecting us and Altisource, Ocwen, HLSS and Residential. Mr. Erbey will own substantial amounts of Residential and our common stock and options and owns substantial amounts of Altisource, Ocwen and HLSS common stock and Altisource and Ocwen stock options because of his relationships with Altisource, Ocwen and HLSS.  As of September 30, 2012, Mr. Erbey is the beneficial owner of the following:

Entity	Common shares	% of common shares outstanding	Vested stock options	Unvested stock options
Altisource	5,936,655	25.4%	772,958	150,000
Ocwen	17,775,005	13.2%	2,318,865	2,450,000
HLSS	862,388	2.8%	—	—

As the distribution of Residential and the Company will be on a pro rata basis, Mr. Erbey’s ownership percentage in Residential and the Company will be the same as his ownership percentage in Altisource at the time of the Separation.

Ashish Pandey, who will serve as our Chief Executive Officer and a director on our Board of Directors, owns Ocwen and Altisource stock options due to similar current or past relationships with Ocwen and Altisource.  As of September 30, 2012, Mr. Pandey is the beneficial owner of the following:

Entity	Common shares	% of common shares outstanding	Vested stock options	Unvested stock options
Altisource	0	0%	17,223	12,812
Ocwen	0	0%	51,563	38,437
HLSS	15,700.05%		—	—

Our officers and directors and those of Altisource, Ocwen and HLSS may acquire significant shares of our stock following the Separation.

In addition, see “Relationship Between Altisource and Us Following the Separation” for a description of the intercompany agreements that will exist between Altisource and us following the Separation.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain terms of AAMC capital stock describes the material provisions of our Articles of Incorporation, the form of which is or will be included as an exhibit to our registration statement on Form 10. The following summary does not purport to be complete and is subject to, and qualified in its entirety by, our Articles of Incorporation and by applicable provisions of law.

Authorized Capital Stock

Under our Articles of Incorporation, we are authorized to issue 100,000 shares of common stock, par value $0.01 per share.  We are authorized to issue multiple classes of stock or one or more series of stock within any class thereof. We intend to increase the authorized number of shares of common stock to facilitate the Separation which capital increases must be approved by the Board of Directors.  Based on the number of Altisource shares outstanding on [    ], 2012, approximately [    ] shares of AAMC common stock will be issued to shareholders of Altisource on the Separation Date although the actual number of shares of AAMC common stock to be issued will be determined as of the Record Date. All of the shares of AAMC common stock to be distributed to Altisource shareholders in the Separation will be fully paid and non-assessable.

Common Stock

The holders of AAMC common stock will be entitled to one vote for each share on all matters voted on by shareholders, and the shareholders will possess all voting power. Accordingly, the holders of the absolute majority of the shares of AAMC common stock cast (excluding any abstentions, empty or invalid votes) at the meeting of shareholders voting for the election of directors can elect all of the directors if they choose to do so.  To date, AAMC has not paid any dividends on its common stock, and we have no current plans to pay dividends.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock immediately following the Separation will be American Stock Transfer & Trust Company.

Listing

We intend to apply to have the shares of AAMC common stock that you will receive in the Separation listed on the [    ] under the symbol “[    ].”

CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

General

While AAMC’s Articles of Incorporation and Bylaws do not contain many of the typical provisions that would be considered to have an anti-takeover effect, AAMC’s directors and executive officers held [    ]% of the voting power of our outstanding voting stock as of the Record Date. Such concentration of voting power could discourage third parties from making proposals involving an acquisition of control of AAMC. See “Security Ownership of Certain Beneficial Owners and Management.”

We set forth below a summary of certain provisions of AAMC’s Articles of Incorporation and Bylaws that possibly could impede or delay an acquisition of control of AAMC that the Board of Directors does not approve or otherwise support. We intend this summary to be an overview only and qualify it in its entirety by reference to the documents evidencing such provisions the forms of which we include as exhibits to the registration statement on Form 10.

Number of Directors; Removal; Filling Vacancies

AAMC’s Bylaws provide that the number of directors on its Board of Directors shall not be less than three; provided, however, that at all times in which AAMC has fewer than three shareholders, the number of directors may be equal to, or greater than, the number of shareholders.  AAMC’s Bylaws further provide that directors may be elected at a meeting of shareholders by a majority of the votes cast by the shareholders present in person or by proxy at the meeting.  Any newly created directorship as proposed by the Board of directors or vacancy (unless a vacancy created by the removal of a director by shareholders shall be filled by the shareholders at the meeting at which the removal was effected) may be filled by a majority vote of the remaining directors that are present at a regular meeting or special meeting of the Board of Directors.

Directors may at any time, with or without cause, be removed from office by resolution of the shareholders at a general meeting of shareholders provided that a proposal for such resolution has been put on the agenda for the meeting in accordance with the requirements of AAMC’s Bylaws.

Shareholder Action by Written Consent; Special Meetings

AAMC’s Bylaws provide that shareholders may take action at an Annual or Special Meeting of Shareholders. A Special Meeting of Shareholders may be called only if (1) AAMC’s Board of Directors deems it necessary; or (2) if shareholders holding a majority of our share capital request it. AAMC’s Bylaws allow for shareholder action by written consent of all shareholders entitled to vote in lieu of a meeting.

Amendment of the Bylaws

Any proposal to amend, alter, change or repeal any provision of AAMC’s Bylaws requires the affirmative vote of shareholders holding, in the aggregate, at least of a majority of the outstanding shares entitled to vote in the election of directors at any Annual or Special Meeting of Shareholders.

The Board of Directors shall have the power to make and adopt Bylaws, except that the Board of Directors shall have no power to effectively change the quorum for meetings of shareholders or of the Board of Directors, or to effectively change any provisions of the Bylaws with respect to the removal of directors or filling of vacancies in the Board of Directors resulting from removal by the shareholders.

If any Bylaws regulating an impending election of directors is adopted by the Board of Directors that effectively amends or repeals a regulation concerning the method, notice, quorum necessary or otherwise substantially affecting the means for conducting an impending election of the Board of Directors, there shall be set forth in the notice of the next Annual Meeting of Shareholders for the election of directors, the Bylaws, so made and adopted, together with a concise statement of the changes.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following summary of material terms is qualified in its entirety by reference to the complete text of the statutes referred to below and our Bylaws.

AAMC is incorporated under the laws of the United States Virgin Islands.

AAMC’s Bylaws provide for the indemnification of directors and officers in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of AAMC) by reason of the fact that such person is or was a director or officer if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of AAMC, and with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.  Expenses may be advanced prior to the final disposition of any such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amounts unless it shall ultimately be determined that he or she is entitled to be indemnified by the Corporation.

The determination of whether an officer or director meets the applicable standard of conduct for indemnification is made by the Board of Directors by a majority vote of a quorum consisting of directors who were not party to such action, suit or proceedings, or if such a quorum is not obtainable, or even if obtainable and the quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

AAMC may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of AAMC or is or was serving at the request of the AAMC as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by that person in any such capacity or arising out of his or her status as such, whether or not AAMC would have the power to indemnify that person against such liability under the provisions set forth in the Bylaws.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our Company and our common stock, please refer to the registration statement including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet web site maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information contained on any web site referenced in this information statement is not incorporated by reference into this information statement or the registration statement of which this information statement is a part. Our Internet address is included in this information statement as an inactive textual reference only.

After the Separation, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. Our future filings will be available from the SEC as described above.

After the Separation, we will make available free of charge most of our future SEC filings through our Internet web site www.altisourceamc.com as soon as reasonably practicable after we file these materials with the SEC. You may also request a copy of our future SEC filings at no cost, by writing or telephoning us at:

Altisource Asset Management Corporation

402 Strand St.

Frederiksted, United States Virgin Islands 00840-3531

Telephone: (340) 692-1055

Attention: Corporate Secretary

We will furnish shareholders of our common stock with annual reports containing consolidated financial statements prepared in accordance with GAAP and audited and reported on, with an opinion expressed, by an independent public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of

Altisource Asset Management Corporation

Frederiksted, U.S. Virgin Islands

We have audited the accompanying balance sheet of Altisource Asset Management Corporation (a development stage company) (the “Company”) as of June 30, 2012, and statements of changes in shareholder’s equity and cash flows for the period from March 15, 2012 (date of inception) to June 30, 2012.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements referred to the above present fairly, in all material respects, the financial position of Altisource Asset Management Corporation as of June 30, 2012 and its cash flows for the period from March 15, 2012 (date of inception) to June 30, 2012 in conformity with accounting principles generally accepted in the United States of America.

The Company is in the development stage at June 30, 2012.  As discussed in Note 1 to the financial statements, successful completion of the Company’s development program and, ultimately the attainment of profitable operations are dependent upon Altisource Residential, L.P. (the “Partnership”) achieving profitable operations.  The Partnership’s attainment of profitable operations is dependent upon future events, including obtaining adequate capital to execute its acquisition strategy and achieving a level of revenues adequate to support the Partnership’s cost structure.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
September 19, 2012

ALTISOURCE ASSET MANAGEMENT CORPORATION

(A Development Stage Company)

BALANCE SHEET

June 30, 2012

ASSETS

Cash	$500,000
Total assets	$500,000

Commitments and contingencies (Note 2)

SHAREHOLDER’S EQUITY

Common stock ($0.01 par value; 100,000 shares authorized; 100,000 shares issued and outstanding)	$1,000
Additional paid-in capital	499,000
Total shareholder’s equity	500,000
Total liabilities and shareholder’s equity	$500,000

The accompanying notes are an integral part of these financial statements.

ALTISOURCE ASSET MANAGEMENT CORPORATION

(A Development Stage Company)

STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY

For the Period from March 15, 2012 (date of inception) to June 30, 2012

	Common stock		Additional paid-in
	Shares	Amount	capital	Total
Balance, March 15, 2012	—	$—	$—	$—

Issuance of common stock	100,000	1,000	499,000	500,000
Balance, June 30, 2012	100,000	$1,000	$499,000	$500,000

The accompanying notes are an integral part of these financial statements.

ALTISOURCE ASSET MANAGEMENT CORPORATION

(A Development Stage Company)

STATEMENT OF CASH FLOWS

For the Period from March 15, 2012 (date of inception) to June 30, 2012

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	$500,000
Net cash provided by financing activities	500,000

Net change in cash	500,000

Cash at the beginning of the period	—
Cash at the end of the period	$500,000

The accompanying notes are an integral part of these financial statements.

ALTISOURCE ASSET MANAGEMENT CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

1.                    ORGANIZATION AND BASIS OF PRESENTATION

Organization and Separation from Altisource Portfolio Solutions S.A.

On April 26, 2012, Altisource Portfolio Solutions S.A. (“Altisource”) announced a plan to separate its wholly owned subsidiary, Altisource Asset Management Corporation (the “Company” or “AAMC”) from the remainder of its businesses. The Company, formed as a United States Virgin Islands business corporation on March 15, 2012, is in the development stage and has not commenced operations. Altisource intends to distribute their common shares of AAMC to Altisource’s shareholders in the form of a dividend and create a separate public company (“the Separation”).  The Separation is subject to certain conditions including, but not limited to, necessary regulatory approvals and final approval by the Altisource Board of Directors.

Unless the context otherwise requires, references in these notes to the audited Financial Statements to “we,” “us,” “our,” “the Company” and “our company” refer to AAMC. References in these notes to the audited financial statements to “Altisource” or “parent” refers to Altisource Portfolio Solutions S.A., a Luxembourg société anonyme, and its consolidated subsidiaries (other than AAMC), unless the context otherwise requires.

Our Business

We will provide asset management and corporate governance services (collectively, our “Services”) to Altisource Residential Corporation, a Maryland corporation (“Residential”) recently formed to acquire and own single-family rental assets. Residential has not commenced operations nor acquired real estate related assets as of June 30, 2012.

The Company has not commenced operations and does not intend to do so until immediately after the Separation Date.  When it does commence operations, it will primarily operate in the asset management and corporate governance services industry and has no other reportable segments.

Basis of presentation

Subsequent to the Separation, we will immediately commence operations and begin to incur costs as a result of becoming an independent publicly traded company. Accordingly, these financial statements are not indicative of our future performance and do not reflect what our results of operations, financial position and cash flows would have been had we commenced our Services and operated as an independent, publicly traded company during the period from March 15, 2012 (date of inception) to June 30, 2012.

2.                    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Our significant accounting policies are summarized below.

Basis of accounting

The financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent liabilities in the financial statements and accompanying notes.  Actual results could differ from those estimates.

Cash

Cash includes demand deposits with financial institutions.

ALTISOURCE ASSET MANAGEMENT CORPORATION

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (continued)

Fair Value of Financial Instruments

The fair value of financial instruments, which primarily include cash are carried at amounts that approximate their fair value due to the short-term nature of these amounts.

Commitments and contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. We are not aware of any litigation or other contingencies that would have an adverse impact on our financial statements.

3.              SUBSEQUENT EVENTS

We evaluated subsequent events through September 19, 2012; the date the financial statements were available to be issued, and through the reissuance of the financial statements on November 1, 2012.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the General Partner of Altisource Residential, L.P.

We have audited the accompanying balance sheet of Altisource Residential, L.P. (a development stage partnership) (the “Partnership”) as of June 30, 2012, and the related statements of changes in equity and cash flows for the period from June 7, 2012 (date of inception) to June 30, 2012.  These financial statements are the responsibility of the Partnership’s general partner.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements referred to the above present fairly, in all material respects, the financial position of Altisource Residential, L.P. as of June 30, 2012, changes in equity, and its cash flows for the period from June 7, 2012 (date of inception) to June 30, 2012 in conformity with accounting principles generally accepted in the United States of America.

The Partnership is in the development stage at June 30, 2012.  As discussed in Note 1 to the financial statements, successful completion of the Partnership’s development program and, ultimately the attainment of profitable operations are dependent upon future events, including obtaining adequate capital to execute its acquisition strategy and achieving a level of revenues adequate to support the Partnership’s cost structure.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
September 19, 2012
(November 1, 2012, as to first paragraph of Note 1)

ALTISOURCE RESIDENTIAL, L.P.

(A Development Stage Partnership)

BALANCE SHEET

June 30, 2012

ASSETS

Cash	$500,000
Total assets	500,000

Commitments and contingencies (Note 2)

EQUITY

Capital contribution	$500,000
Total equity	$500,000

The accompanying notes are an integral part of these financial statements.

ALTISOURCE RESIDENTIAL, L.P.

(A Development Stage Partnership)

STATEMENT OF CHANGES IN EQUITY

For the Period from June 7, 2012 (date of inception) to June 30, 2012

Total Equity
Balance, June 7, 2012	$—
Capital contribution	500,000
Balance, June 30, 2012	$500,000

The accompanying notes are an integral part of these financial statements.

ALTISOURCE RESIDENTIAL, L.P.

(A Development Stage Partnership)

STATEMENT OF CASH FLOWS

For the Period from June 7, 2012 (date of inception) to June 30, 2012

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from capital contribution	$500,000
Net cash provided by financing activities	$500,000

Net change in cash	500,000

Cash at the beginning of the period	—
Cash at the end of the period	$500,000

The accompanying notes are an integral part of these financial statements.

ALTISOURCE RESIDENTIAL, L.P.

(A Development Stage Partnership)

NOTES TO FINANCIAL STATEMENTS

1.              ORGANIZATION AND BASIS OF PRESENTATION

Organization and Separation from Altisource Portfolio Solutions S.A.

On April 26, 2012, the Board of Directors of Altisource Portfolio Solutions S.A. (“Altisource”) authorized management to pursue a separation of its development stage single-family rental assets business. In contemplation thereof, Altisource formed Altisource Residential, L.P. (the “Partnership”) on June 7, 2012 which will serve as the operating partnership that will acquire and hold the assets on behalf of Residential (defined below). The Partnership is in the development stage and has not commenced operations. Altisource Portfolio Solutions, Inc. (“APSI”), a wholly owned subsidiary of Altisource, is the Partnership’s sole limited partner. Altisource Residential GP, LLC (“GP”), a Delaware limited liability company, is the general partner of the Partnership. GP and APSI have a 1% and 99% partnership interest, respectively, in the Partnership.  On October 1, 2012, Altisource Residential GP Member, LLC assigned the ownership of Altisource Residential GP, LLC, the general partner of Altisource Residential, L.P., to Residential.  Altisource Residential GP, LLC has assets of $1, no liabilities and no operations.

Altisource intends to distribute their shares of Altisource Residential Corporation (“Residential”) to Altisource’s shareholders in the form of a dividend, and create a separate public company (the “Separation”).  Residential, formed on July 19, 2012, has nominal assets, has not commenced operations, and will conduct its operations through the Partnership beginning immediately after the Separation.  In conjunction with the Separation, Altisource will also distribute the limited partner interest in the Partnership to Residential. The Separation is subject to certain conditions including, but not limited to, necessary regulatory approvals and final approval by Altisource’s Board of Directors.

The Partnership’s activities will be externally managed by Altisource Asset Management Corporation (“AAMC” or “the Manager”), a newly-formed development stage company incorporated in the United States Virgin Islands, established to provide asset management and corporate governance services (the “Services”) to us and the Partnership, pursuant to a 15-year asset management agreement.

Unless the context otherwise requires, references in these notes to the audited Financial Statements to “we,” “us,” “our,” and “our company” refer to Altisource Residential, L.P. References in these notes to the audited financial statements to “Altisource” or “parent” refers to Altisource Portfolio Solutions S.A., a Luxembourg société anonyme, and its consolidated subsidiaries (other than the Partnership), unless the context otherwise requires.

Our Business

We are organized as a Maryland corporation and intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes. We were recently formed by Altisource to acquire and own single-family rental assets.  Our sourcing strategy to obtain rental assets includes acquiring sub-performing and non-performing loans as well as single-family homes acquired at or following the foreclosure sale.

The Company has not commenced operations and does not intend to do so until immediately after the Separation. When it does commence operations, it will primarily operate in the property acquisition and management services industry and has no other reportable segments.

Basis of presentation

Subsequent to the Separation, we will immediately commence operations and begin to incur costs as a result of becoming a subsidiary of an independent publicly traded company. Accordingly, these financial statements are not indicative of our future performance and do not reflect what our results of operations, financial position and cash flows would have been had we commenced our business and operated as an independent, publicly traded company during the period from June 7, 2012 (date of inception) to June 30, 2012.

2.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Our significant accounting policies are summarized below.

ALTISOURCE RESIDENTIAL, L.P.

(A Development Stage Partnership)

NOTES TO FINANCIAL STATEMENTS (continued)

Basis of accounting

The financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent liabilities in the financial statements and accompanying notes.  Actual results could differ from those estimates.

Cash

Cash includes demand deposits with financial institutions.

Fair value of financial instruments

The fair value of financial instruments, which primarily include cash are carried at amounts that approximate their fair value due to the short-term nature of these amounts.

Commitments and contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. We are not aware of any litigation or other contingencies that would have an adverse impact on our financial statements.

3.                    SUBSEQUENT EVENTS

Other than the matter disclosed in Footnote 1 related to the formation of Residential, there have been no subsequent events requiring disclosure through September 19, 2012; the date the financial statements were available to be issued, and through the reissuance of the financial statements on November 1, 2012.